Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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:
In re	:	Chapter 11
:
LodgeNet Interactive Corporation, et al.,(1)	:	Case No. 13- ( )
:
	:	(Joint Administration Requested)
Debtors.	:
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DISCLOSURE STATEMENT FOR THE DEBTORS’
PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Proposed Attorneys for Debtors

and Debtors in Possession

Dated: January 4, 2013

(1)         The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are:  LodgeNet Interactive Corporation (1161), LodgeNet StayOnline, Inc. (3232), On Command Corporation (5194), The Hotel Networks, Inc. (4919),  On Command Video Corporation (8458), Puerto Rico Video Entertainment Corporation (6786), Virgin Islands Video Entertainment Corporation (6611), Spectradyne International, Inc. (9353), LodgeNet Healthcare, Inc. (0337), Hotel Digital Network Inc. (7245), and LodgeNet International, Inc. (2811).

TABLE OF CONTENTS

I.	OVERVIEW OF THE PLAN		1
	A.	Commencement of the Chapter 11 Cases	1
	B.	Restructuring Transaction	1
	C.	Plan Summary	2
II.	INTRODUCTION TO THE DISCLOSURE STATEMENT		3
	A.	Purpose of the Disclosure Statement	3
	B.	Representations and Disclaimers	4
	C.	Summary of Voting Procedures	6
	D.	Confirmation Hearing	7
III.	OVERVIEW OF THE DEBTORS’ OPERATIONS AND KEY EVENTS LEADING TO THE CHAPTER 11 FILING		8
	A.	Overview of the Debtors’ Operations	8
	B.	Corporate Structure	8
	C.	Capital Structure	9
	D.	Key Events Leading To The Commencement Of The Chapter 11 Cases	10
IV.	ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		16
	A.	Commencement of Chapter 11 Cases and First Day Orders	16
	B.	Debtor In Possession Financing	16
	C.	Timetable for the Chapter 11 Cases	17
V.	THE PLAN		17
	A.	Administrative Expense and Priority Claims	17
	B.	Classification of Claims and Interests	18
	C.	Treatment of Claims and Interests	18
	D.	Means of Implementation	21
	E.	Distributions under the Plan	26
	F.	Procedures for Treating Disputed Claims Under the Plan	29
	G.	Executory Contracts and Unexpired Leases	30
	H.	Conditions Precedent to the Effective Date	34
	I.	Effect of Confirmation	35
	J.	Jurisdiction and Governing Law	39

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VI.	REORGANIZED LODGENET		41
	A.	Projections	41
	B.	Board of Directors and Management	44
VII.	SECURITIES LAW MATTERS		45
VIII.	CERTAIN RISK FACTORS TO BE CONSIDERED		45
	A.	Certain Bankruptcy Law Considerations	45
	B.	Risks to Recovery by Holders of the Exit Term Loans	46
IX.	VOTING PROCEDURES AND REQUIREMENTS		48
X.	CONFIRMATION OF THE PLAN		49
	A.	Confirmation Hearing	49
	B.	Objections to Confirmation	49
	C.	Requirements for Confirmation of the Plan	50
XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		53
	A.	Liquidation Under Chapter 7	53
	B.	Alternative Plan	53
XII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		54
	A.	Consequences to the Debtors	55
	B.	Consequences to Holders of Allowed Prepetition Lenders Claims	58
XIII.	CONCLUSION AND RECOMMENDATION		68

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EXHIBITS

Exhibit A	The Plan (Investment Agreement and Exit Term Loan Term Sheet are Exhibits to the Plan)
Exhibit B	Lenders’ Plan Support and Lock-up Agreement
Exhibit C	DIP Loan Commitment Letter
Exhibit D	Financial Projections
Exhibit E	Liquidation Analysis
Exhibit F	Organizational Structure

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I.                                        OVERVIEW OF THE PLAN

A.                                    Commencement of the Chapter 11 Cases

LodgeNet Interactive Corporation and its affiliated debtors in the above referenced cases (collectively, the “Debtors”) intend to file voluntary petitions for the commencement of chapter 11 cases in order to implement the Plan of Reorganization of LodgeNet Interactive Corporation, et. al, under Chapter 11 of the Bankruptcy Code (the “Plan”), dated January 4, 2013.  Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan.  In connection with this Disclosure Statement, the Debtors are soliciting the votes of holders of Prepetition Lender Claims in Class 2 under the Plan.  As described in detail below, the deadline for the submission of votes on the Plan is February 4, 2013.  In order to expedite the chapter 11 cases, the Debtors may commence the chapter 11 cases prior to the voting deadline.

B.                                    Restructuring Transaction

On December 30, 2012, the Debtors entered into agreements to recapitalize and restructure the company as set forth in the Plan.  The Plan represents the culmination of extensive negotiations between the Debtors, a steering committee representing the Prepetition Lenders and Colony Capital, LLC (“Colony Capital”).  The steering committee of the lenders under the Debtors’ Prepetition Credit Facility, who collectively hold approximately 44% of the Prepetition Lender Claims, have executed a Plan Support and Lock-Up Agreement pursuant to which they have agreed to support and vote in favor of the Plan.

On the Effective Date of the Plan, subject to the satisfaction or waiver of the conditions to closing set forth in the Investment Agreement, a group of investors led by an affiliate of Colony Capital will purchase 100% of the shares of New Common Stock in Reorganized LodgeNet Interactive for at least $60 million in the aggregate and will purchase warrants to purchase additional New Common Stock.

On or before the Effective Date, Reorganized LodgeNet Interactive will enter into the Exit Loan Agreement on the terms set forth in the Exit Term Loan Term Sheet and in a form otherwise acceptable to Purchaser Representative and the Requisite Consenting Lenders.  The Exit Term Loans  will be distributed pro rata to the holders of Prepetition Lender Claims in Class 2 of the Plan on account of (a) all outstanding principal and unpaid interest accruing under the Prepetition Credit Facility prior to the commencement of the chapter 11 cases, and (b) any interest that accrues on the Prepetition Credit Facility during the chapter 11 cases up to the earlier of the Effective Date or 90 days after the Petition Date, in each case at the non-default contract rate.  Moreover, on the Effective Date, Reorganized LodgeNet Interactive also will enter into a Revolving Loan Agreement providing up to $20 million in available credit.

On or before the Effective Date, LodgeNet Interactive intends to enter into a new agreement with DIRECTV, LLC (“DIRECTV”) that is in a form acceptable to the Debtors, DIRECTV and Colony Capital (the “DIRECTV Agreement”) which will replace the current operating agreement between the Debtors and DIRECTV.  DIRECTV’s claim for amounts due and payable by the Debtors as of the Petition Date will be Allowed and paid in accordance with a payment schedule agreed to by the parties.

C.                                    Plan Summary

The Plan provides that holders of prepetition trade and other general unsecured claims will receive payment in full in cash on the later of the Effective Date, as soon as practicable following the date such General Unsecured Claim becomes an Allowed Claim, or such later date as agreed by such party.

LodgeNet Interactive’s Series B Preferred Stock and common stock will be cancelled under the Plan and holders of these Interests will not receive any distributions thereunder.

The following table summarizes the treatment and estimated recovery for creditors and interest holders under the Plan.  The classification of Claims and Interests described below will apply separately to each of the Debtors.  For additional information, please refer to the discussion in Section V below, entitled “The Plan” and the Plan itself:

Class	Description	Entitled to Vote	Estimated Recovery
1	Priority Non-Tax Claims	No (deemed to accept)	100%

2	Prepetition Lender Claims	Yes	99.3	%(2)

3	Other Secured Claims	No (deemed to accept)	100%

4	General Unsecured Claims	No (deemed to accept)	100%

5	Intercompany Claims	No (deemed to accept)	100%

6	Interests in Subsidiary Debtors	No (deemed to accept)	100%

7	Series B Preferred Interests	No (deemed to reject)	0%

8	Interests in LodgeNet Interactive	No (deemed to reject)	0%

(2)         Between September 30, 2012 and the Petition Date, interest was accruing on the outstanding amounts under the Prepetition Credit Facility at the default rate set forth in the agreement however, the Plan provides that distributions to holders of Prepetition Lender Claims in Class 2 includes interest accrued at the non-default contract rate.

II.                                   INTRODUCTION TO THE DISCLOSURE STATEMENT

A.                                    Purpose of the Disclosure Statement

The Debtors submit this disclosure statement (the “Disclosure Statement”) in connection with the solicitation (the “Solicitation”) of acceptances of the Plan attached hereto as Exhibit “A”.  This Solicitation is being conducted to obtain sufficient acceptances of the Plan in connection with the filing of voluntary reorganization cases under chapter 11 of the Bankruptcy Code.  Because chapter 11 cases have not yet been commenced, this Disclosure Statement has not been approved by the Bankruptcy Court as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code.  Following the commencement of the chapter 11 cases, the Debtors expect to promptly seek an order of the Bankruptcy Court (1) approving this Disclosure Statement as containing adequate information, (2) approving the solicitation of votes as being in compliance with sections 1125 and 1126(b) of the Bankruptcy Code, and (iii) confirming the proposed Plan.

Accompanying this Disclosure Statement is a ballot (the “Ballot”) (and return envelope) for voting to accept or reject the Plan.  See Section IX below for a more detailed description of voting procedures and deadline.

This Disclosure Statement contains important information and holders of Prepetition Lender Claims are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan, including, without limitation, the risk factors set forth in Section VIII of this Disclosure Statement.

The exhibits to this Disclosure Statement are incorporated as if fully set forth herein and are a part of this Disclosure Statement.

Documents filed with the SEC may contain additional information regarding the Debtors.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Filings & Forms (EDGAR)” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement:

·                                          Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012;

·                                          Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 9, 2012;

·                                          Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on August 8, 2012;

·                                          Form 10-Q for the quarterly period ended September 30, 2012, filed with the SEC on November 9, 2012; and

·                                          Forms 8-K filed with the SEC on November 28, 2012, December 17, 2012 and December 31, 2012 (including Forms 8-K/A).

B.                                    Representations and Disclaimers

THIS SOLICITATION IS MADE ONLY TO HOLDERS OF DEBT UNDER THE PREPETITION CREDIT AGREEMENT (THE “CLASS 2 CLAIMS”) FOR THE LIMITED PURPOSE OF SEEKING APPROVAL OF THE PLAN OF REORGANIZATION DESCRIBED HEREIN.  THIS SOLICITATION IS NOT MADE TO ANY HOLDER OF ANY COMMON EQUITY, PREFERRED EQUITY OR OTHER SECURITY OF THE COMPANY AND IS NOT AN OFFER TO BUY OR SELL ANY SUCH SECURITY.  NO HOLDER OF COMMON EQUITY OR PREFERRED EQUITY OF THE COMPANY IS ENTITLED TO VOTE ON THE PLAN OF REORGANIZATION DESCRIBED HEREIN.  THIS DISCLOSURE STATEMENT WAS PREPARED SOLELY IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN BY THE HOLDERS OF PREPETITION LENDER CLAIMS IN CLASS 2 OF THE PLAN.  THE INFORMATION CONTAINED HEREIN IS NOT INTENDED TO BE USED OR RELIED ON BY ANY OTHER PERSON OR USED FOR ANY PURPOSE OTHER THAN THE CONSIDERATION OF THE PLAN BY HOLDERS OF PREPETITION LENDER CLAIMS IN CLASS 2 OF THE PLAN.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THE DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE NEW COMMON STOCK AND WARRANTS EXERCISABLE FOR SUCH NEW COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.  THE ISSUANCE OF SUCH SECURITIES UNDER THE PLAN IS BEING EFFECTED PURSUANT TO THE EXEMPTION UNDER SECTION 4(a)(2) OF THE SECURITIES ACT.  THIS SOLICITATION IS BEING MADE ONLY TO THOSE CREDITORS WHO ARE ACCREDITED INVESTORS AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT.

NO SECURITIES ARE BEING OFFERED HEREBY.  THE NEW COMMON STOCK AND WARRANTS EXERCISABLE FOR SUCH NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND

ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH (I) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE NORMAL COURSE, (II) VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE NEW COMMON STOCK TO BE ISSUED UNDER THE PLAN, (III) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS, (IV) ADDITIONAL FINANCING REQUIREMENTS POST-RESTRUCTURING, (V) FUTURE DISPOSITIONS AND ACQUISITIONS, (VI) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES OR PRICING BY COMPETITORS, (VII) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH, (VIII) THE ABILITY TO OBTAIN RELIEF FROM THE BANKRUPTCY COURT TO FACILITATE THE SMOOTH OPERATION OF THE DEBTORS UNDER CHAPTER 11, (IX) THE CONFIRMATION AND CONSUMMATION OF THE PLAN, AND (X) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

EXCEPT AS MAY BE OTHERWISE AGREED BY A CREDITOR, HOLDERS OF PREPETITION TRADE CLAIMS, CUSTOMERS AND EMPLOYEES WILL NOT BE IMPAIRED BY THE PLAN, AND AS A RESULT THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN AND THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY TO HOLDERS OF PREPETITION LENDER CLAIMS FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TERMS USED BUT NOT DEFINED HEREIN HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR PRECONFIRMATION EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

C.                                    Summary of Voting Procedures

As set forth in more detail herein, only holders of Class 2 Claims are entitled to vote to accept or reject the Plan.  For detailed voting instructions, please refer to the voting instructions enclosed with this Disclosure Statement and the Ballot.

If you are a holder of a Class 2 Claim and you did not receive a Ballot, received a damaged Ballot, or lost your Ballot or if you have any questions concerning the procedures for voting on the Plan, please contact Sean McGuire with Kurtzman Carson Consultants, LLC at (877) 709-4750.

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject such proposed plan.  Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted such plan and are not entitled to vote to accept or reject the plan.  For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section V of this Disclosure Statement.

The Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code over the deemed rejection of the Plan by holders of the Interests in LodgeNet Interactive.  Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests.  Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class.  For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section X of this Disclosure Statement.

Claims in Class 2 (Prepetition Lender Claims) of the Plan are impaired and, to the extent Claims in Class 2 are Allowed, the holders of such Claims will receive distributions under the Plan.  As a result, holders of Claims in Class 2 are entitled to vote to accept or reject the Plan.  Claims in all other Classes are either unimpaired and deemed to accept or impaired and deemed to reject the Plan and are not entitled to vote.

THE DEADLINE TO SUBMIT BALLOTS IS FEBRUARY 4, 2013 AT 5:00 P.M. (PACIFIC TIME) (THE “VOTING DEADLINE”).  FOR A BALLOT TO BE COUNTED, THE DEBTORS’ VOTING AGENT MUST RECEIVE THE BALLOT BY THE VOTING DEADLINE.

Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return the completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by Kurtzman Carson Consultants, LLC before the Voting Deadline.

D.                                    Confirmation Hearing

Upon commencement of chapter 11 cases, Debtors will request that the Bankruptcy Court set a hearing date for confirmation of the Plan (the “Confirmation Hearing”).  The Confirmation Hearing will be held before the United States Bankruptcy Court for the Southern District of New York that is assigned the chapter 11 cases located at Alexander Hamilton House, One Bowling Green, New York, New York 10004.  The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

In addition, the Debtors will request that the Bankruptcy Court set a deadline to object or respond to the confirmation of the Plan (the “Objection Deadline”).  Objections and responses, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described in the order of the Bankruptcy Court establishing the Objection Deadline.

III.                              OVERVIEW OF THE DEBTORS’ OPERATIONS AND KEY EVENTS LEADING TO THE CHAPTER 11 FILING

A.                                    Overview of the Debtors’ Operations

The Debtors are the leading provider of interactive media and connectivity services to the hospitality and healthcare industries in the United States.  The Debtors primarily provide in-room television programming through their television and mobile-based platform, including on-demand movies, music, sports programming and video games to hotels.  The Debtors provide interactive systems that enable hotels to provide guests with information about the hotel property and on-site amenities, as well as applications related to concierge services and travel-related information, including updated flight times, weather and local entertainment.  The Debtors sell advertising space within the television programming and on-demand content.

The Debtors also have a robust healthcare business providing interactive and media services to healthcare facilities throughout the United Stated, including, in-patient and out-patient education and self-management support.  The LodgeNet system is installed in 78 healthcare facilities representing approximately 18,200 beds.

The Debtors’ businesses originated in 1980 under the name the Satellite Movie Company, which initially provided basic and premium television programming to hotels in the midwestern United States.  Since that time, the Debtors have grown significantly and now provide television programming, pay per view movies, video games and internet connectivity to more than 1.5 million hotel rooms in over 6,800 hotels, and reach more than 500 million travelers annually.

B.                                    Corporate Structure

LodgeNet Interactive Corporation (“LodgeNet Interactive”) is the ultimate parent of the LodgeNet Interactive family of companies.  The Debtors consist of LodgeNet Interactive and certain of its directly and indirectly wholly-owned subsidiaries, including LodgeNet StayOnline, Inc., On Command Corporation, The Hotel Networks, Inc., On Command Video Corporation, Puerto Rico Video Entertainment Corporation, Virgin Islands Video Entertainment Corporation, Spectradyne International, Inc., LodgeNet Healthcare, Inc., Hotel Digital Network Inc., and LodgeNet International, Inc.

The Corporate structure chart, attached hereto as Exhibit “F”, provides the corporate structure for the Debtors.  As demonstrated on Exhibit “F”, LodgeNet Interactive, directly or indirectly owns 100% of the equity in each of the other Debtors.  Each Debtor, other than Hotel Digital Network, Inc., is a Delaware corporation.  Hotel Digital Network, Inc. is a corporation organized under the laws of California.

The Debtors primarily operate in the United States.  The Debtors also operate in Mexico and Macau, and have a non-Debtor subsidiary (LodgeNet Interactive (Canada) Corp.) operating in Canada.  The Debtors also license their proprietary systems to third parties that provide services in 14 other countries.  The Debtors’ corporate headquarters are located in Sioux Falls, South Dakota.  The Debtors second largest office is located in New York City.  The Debtors also maintain offices in Georgia, California, and Mexico.

C.                                    Capital Structure

LodgeNet Interactive is the obligor under a Credit Agreement, dated as of April 4, 2007 (as may be amended, supplemented, restated or otherwise modified prior to the Petition Date, the “Prepetition Credit Agreement”), among LodgeNet Interactive, Gleacher Products Corp., as administrative agent (the “Prepetition Agent”), and the lenders that are parties thereto from time to time (the “Prepetition Lenders”).  The Prepetition Credit Agreement originally provided LodgeNet Interactive with up to $625,000,000 in aggregate principal amount of term loans (including a $400,000,000 Initial Term Loan and a $225,000,000 Delayed Draw Term Loan) and $50,000,000 in aggregate maximum principal amount of revolving commitments, with a sublimit for letters of credit of $15,000,000.  In March 2011, the Prepetition Credit Agreement was amended and the aggregate maximum principal amount of revolving commitments available thereunder was reduced to $25,000,000 with the sublimit for letters of credit reduced to $7,500,000.  As of December 31, 2012, the approximate outstanding principal, interest (accruing at the default rate) and fees owing under the Prepetition Credit Agreement was $332,628,759 under the term loan (net of the portion owned by On Command Video Corporation), and $21,492,008 in borrowings under the revolver, with an additional $350,000 of issued and outstanding letters of credit.  These amounts exclude the $20,624,513 amount outstanding under the Prepetition Credit Agreement held by a subsidiary of LodgeNet Interactive and a Debtor in these Chapter 11 Cases, On Command Video Corporation, which will be waived and disallowed under the Plan.

LodgeNet Interactive’s obligations under the Prepetition Credit Agreement are secured by the Guarantee and Collateral Agreement, dated as of April 4, 2007, among the Debtors (other than LodgeNet Interactive, each of the Debtors, in its capacity as guarantor under the Guarantee and Collateral Agreement, a “Guarantor”) and the Prepetition Agent (the “Guarantee and Collateral Agreement”).  Under the Guarantee and Collateral Agreement, (a) each of the other Debtors other than LodgeNet Interactive guaranteed the obligations of LodgeNet Interactive under the Prepetition Credit Agreement, and (b) each of the Debtors granted to the lenders a security interest in all or substantially all of their assets.

In addition to the foregoing, the Debtors estimate that as of December 31, 2012, they have approximately $60 million in outstanding accounts payable.

LodgeNet Interactive is a public reporting company under Section 12(b) of the Securities and Exchange Act of 1934.  LodgeNet Interactive’s common stock is publicly traded under the symbol “LNET” on the NASDAQ.  LodgeNet Interactive received a letter from NASDAQ on January 3, 2013 informing them that trading of LodgeNet Interactive’s common stock would be suspended as of the opening of business on January 14, 2013 and NASDAQ would delist the stock as of such date.  As of December 31, 2012, there were approximately 27,943,018 shares of common stock outstanding.  LodgeNet Interactive directly or indirectly owns 100% of the equity of each of the other Debtors.

LodgeNet Interactive also has outstanding the 10% Series B Cumulative Convertible Perpetual Preferred Stock.  As of December 31, 2012, there were 50,516 shares of LodgeNet Interactive preferred stock outstanding.

D.                                    Key Events Leading To The Commencement Of The Chapter 11 Cases

1.                                      Industry Specific Events

The Debtors have suffered declining revenues over the last several years.  The Debtors’ financial difficulties primarily resulted from downward trends in the number of hotel rooms in which the Debtors’ systems are available and the revenue generated per room.  The Debtors’ room base has declined from a peak of 2 million rooms in early 2009 to approximately 1.5 million rooms as of today.  Further, the average revenue per room has declined from $24.53 in 2007 to $20.71 today.  There are a variety of macro-economic and industry specific reasons for these declines.  Further, efforts by the Debtors to reduce the level of bank debt and to maintain compliance with the operating covenants contained in the Prepetition Credit Agreement constrained the amount of capital available to expand and upgrade the room base, despite the Debtors’ belief that room upgrades, particularly the installation of high definition systems, result in increases in per-room revenues.

The Debtors’ revenues are directly tied to the number of rooms in which their services are provided and the extent to which hotel guests purchase the Debtors’ services, such as pay-per-view movies.  The Debtors’ ability to maintain their room base is dependent largely on the quality and breadth of service offered by the Debtors, the pricing of alternative television providers, the extent to which the hotel brands consider video-on-demand to be a brand standard for their franchisees, and the price-sensitivity of the hospitality market in relation to initial installation and set-up costs.  In recent periods, some hotels have replaced the Debtors’ services with television services provided by local cable providers.  Cable operators are able to offer lower fees for television channels that are provided free to guests, and generally do not require capital expenditures by the hotels in order to upgrade to high-definition (“HD”) programming.  Certain lower and mid-range hotels have been reluctant to share in the additional up-front costs associated with HD video-on-demand upgrades and elected to no longer offer on-demand movies, music or video game options to their guests.

Declines in revenue are attributable to multiple causes, including changing availability, source and cost of alternative source of content, reduced demand for full-length theatrical programming by business travelers with increasingly reduced in-room “free-time,” higher quality mobile devices, reductions to discretionary spending by travelers due to an uncertain economic environment, and inadequate capital to hasten the pace in upgrading existing rooms to HD, which is necessary to meet consumer expectations for an “at home” HD experience.  In particular, the Debtors’ business has been negatively impacted by the mobile device revolution.  In the past few years, there has been a dramatic increase in the number of hotel guests traveling with laptop computers, tablets and other mobile devices.  The ability of guests to view programming on their individual devices on Netflix, Hulu, Amazon and other streaming websites, at lower prices than the Debtors’ on-demand services, has decreased the purchase rate per room.  The Debtors believe that guests will ultimately gravitate to the largest and best screen available for their media content and, therefore, with the upgrades to the HD platform and the Debtors’ other programming options, they can reverse the trend of decreasing revenue per room.

The Debtors’ revenues have also been historically affected by the negative economic trends of the past several years.  Commencing in 2008, hotel occupancy rates declined significantly as a result of the “Great Recession.”  Declining occupancy rates have a direct effect on the number of purchases of programming from the Debtors and have also hampered the desire and ability of numerous hotels to upgrade their televisions and systems to offer the HD platform which has slowed revenue growth as rooms with the HD platform generate 60% greater average per-room revenue compared to analog systems.

2.                                      Liquidity Constraints

The Debtors’ revenues have been affected by the Debtors’ decreased liquidity over the past year.  Due to their liquidity position, the Debtors have been unable to make the capital investments in their equipment, roll-out new services and products and complete all requested hotel upgrades, which have impaired the business.  The lack of liquidity to fund these activities was primarily caused by the Debtors’ decision to maintain covenant compliance under its Prepetition Credit Agreement by making significant prepayments to the Debtors’ lenders under the Prepetition Credit Agreement.

The Prepetition Credit Agreement includes certain financial covenants, the violation of which constitute events of default.  One of the financial covenants required the Debtors to maintain a Consolidated Leverage Ratio of no more than 4.00:1.00 for the four fiscal quarters ending September 30, 2012 and 3.75:1.00 for the four fiscal quarters ending December 31, 2012.  The Consolidated Leverage Ratio calculates the consolidated total debt divided by the consolidated EBITDA for the applicable period.  As the Debtors’ revenues have declined, it has been more difficult for the Debtors to satisfy the covenant.  In order to satisfy the financial covenant and avoid an event of default under the Prepetition Credit Agreement, the Debtors made prepayments to the lenders, which reduced the total debt.  The Debtors made prepayments to the lenders in the aggregate amount of approximately $200 million from 2008 through 2010 (net of amounts attributable to the portion of the Prepetition Credit Agreement debt owned by On Command Video), approximately $1.9 million (net) in 2011, and approximately $30 million (net) in 2012.  These prepayments impaired the Debtors’ ability to make capital expenditures to enhance their business.

The Debtors did not satisfy the Consolidated Leverage Ratio for the third quarter of 2012.  The Debtors also failed to make an interest and principal payment under the Prepetition Credit Agreement due to the lenders on December 31, 2012 in the approximate amount of $10 million.  Through a forbearance agreement and a series of amendments thereto, the lenders have agreed to forbear from exercising remedies under the terms of the Prepetition Credit Agreement as a result of these breaches under the Prepetition Credit Agreement until February 5, 2013.

The Debtors’ decreased liquidity also caused them to delay certain payments due to a significant number of their vendors in 2012.  Specifically, as of September 2012, the Debtors had large overdue amounts due to DIRECTV and HBO.  In order to prevent such vendors from terminating services, which would have irreparably damaged the Debtors’ business in the case of DIRECTV, the Debtors entered into forbearance agreements with DIRECTV and HBO in September 2012, which have been amended and extended several times.  Under the terms of the DIRECTV and HBO forbearance agreements, as amended, the Debtors have payments in the amount of $36 million due to DIRECTV and HBO, in the aggregate, on or before February 5, 2013.  The Debtors do not have available funds to sustain operations and make these payments in full to DIRECTV and HBO.

3.                                      Sales Process and Negotiations Leading to the Colony Transaction

a.                                      Sales Process

In December 2010, the Debtors hired JPMorgan to explore strategic opportunities, including refinancing, investments or sales.  JPMorgan conducted a thorough process and contacted numerous parties, including both financial institutions and potential strategic purchasers, but no transaction was entered into during the term of JPMorgan’s engagement.  JPMorgan ceased any further efforts on behalf of the Debtors in June 2012.  Since then, the Debtors have continued to work with Andrew Sriubas, who had been with JPMorgan and is now affiliated with Moorgate Partners, to search for potential opportunities.  In August 2012, the Debtors retained Miller Buckfire & Co., a wholly-owned subsidiary of Stifel Financial Corp. to seek refinancing or other strategic alternatives.  Miller Buckfire was actively assisted in this effort by Mr. Sriubas and his knowledge of the prior process.  The Debtors also retained FTI Consulting, Inc. to collaborate on the development of the Debtors’ business plan.  Miller Buckfire’s and FTI’s retention was publicly announced on August 21, 2012, and the Debtors publicly announced that they would be pursuing strategic and refinancing alternatives.

Building on prior sales efforts, in late September and early October 2012, the Debtors and Miller Buckfire (assisted by Mr. Sriubas) worked with several parties who conducted diligence on the Debtors’ business in contemplation of a restructuring or acquisition transaction.  In light of the Debtors’ deteriorating liquidity position, the Debtors and Miller Buckfire (assisted by Mr. Sriubas) conducted a process pursuant to which all interested parties were asked to submit an offer by October 19, 2012.  All prior interested parties were invited to participate in this process, as well as parties that made inquiries following LodgeNet Interactive’s August 2012 public announcement.  The Debtors received two offers in connection with such process, one from Colony Capital, and one from a strategic company in the media business.  The Debtors’ board of directors and management considered both offers and decided the Colony offer represented the highest and best offer.

b.                                      Summary of Investment Agreement

The Debtors have been in discussions with Colony Capital, as a potential investor, for more than a year.  Following more than three months of negotiation, the Debtors entered into an Investment Agreement, dated December 30, 2012, with Col-L Acquisition, LLC, PAR Investment Partners, L.P., Nala Investments, LLC, MAR Capital Fund I, L.P., MAR Capital Fund II, L.P. and MAR Capital Fund III, L.P. (collectively, the “Purchasers”), a copy of which is attached to the Plan.  The Colony transaction contemplates an agreement between the Reorganized Debtors and DIRECTV (in the form described in Section III.D.3.d. below) that would replace the current DIRECTV agreements, and ensure the single most important vendor continues to do business with the Debtors and supports the reorganization.

The Colony transaction is the basis for the Plan.  The Investment Agreement provides that on the Effective Date, subject to the terms and conditions set forth in the Investment Agreement, Reorganized LodgeNet Interactive shall issue to Purchasers and Col-L Acquisition, LLC’s designees, if any, and they shall purchase, 100% of the New Common Stock on the Effective Date for an aggregate purchase price of $60,000,000.

On the Effective Date, subject to the terms and conditions set forth in the Investment Agreement, Reorganized LodgeNet Interactive will issue to entities and in amounts determined by Col-L Acquisition, LLC (“Col-L Acquisition,” or the “Purchaser Representative”), in its sole discretion, and such entities shall purchase, for a warrant purchase price of $5,000, warrants to acquire New Common Stock which, upon exercise will represent 27.5% of the outstanding New Common Stock on a fully diluted basis.  The Purchaser Representative will determine the terms of the warrants in its sole discretion.

On the Effective Date, Purchasers, or Purchaser Representative’s designees in accordance with the terms of the Investment Agreement, may also purchase, at its option, any number of additional shares of New Common Stock at a price determined in the Investment Agreement, up to an aggregate additional purchase price of $30,000,000.

The Investment Agreement includes a number of conditions to closing including execution of the DIRECTV Agreement, the satisfaction of a minimum liquidity test, the assumption of designated executory contracts and unexpired leases, the negotiation and execution of definitive Exit Loan Agreement and Exit Revolver Agreement and related documentation, and other typical closing conditions.

In addition, the Investment Agreement is terminable by the Purchaser Representative if, among other things, an order confirming the Plan is not entered within forty-five (45) days after the Petition Date.  Upon the termination of the Investment Agreement at any time prior to the Effective Date, (i) the Plan will automatically be null and void; (ii) all votes cast in respect of the Plan will automatically be null and void and deemed withdrawn; and (iii) all of the Debtors’ obligations with respect to the Claims and the Interests will remain unchanged by the Plan and nothing contained therein will be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

c.                                       Summary of Exit Loan Agreement, Exit Revolver Agreement and Plan Support and Lock-up Agreement

On or prior to the Effective Date, Reorganized LodgeNet Interactive will enter into the Exit Loan Agreement on the terms set forth in the Exit Term Loan Term Sheet and which otherwise must be in a form acceptable to the Purchaser Representative and the Requisite Consenting Lenders.  The Exit Loan Agreement constitutes the consideration provided to the Prepetition Lenders under Class 2 of the Plan on account of the Prepetition Lender Claims (not including those held by the Debtors which will be deemed waived and disallowed) for all outstanding principal and unpaid interest accruing under the Prepetition Credit Facility prior to the commencement of the chapter 11 cases, and any interest that accrues on the Prepetition Credit Facility during the chapter 11 cases up to up to the earlier of the Effective Date or 90 days after the Petition Date, in each case at the non-default contract rate.  If the Effective Date occurs later than 90 days after the Petition Date, any interest accrued on the Prepetition Credit Facility from and after the 90th day after the Petition Date through the Effective Date will be deemed to be waived and disallowed.

The Exit Loan Agreement will include the Exit Term A Loan and the Exit Term B Loan (the “Exit Term Loans”).  Lenders may elect to allocate their distribution between the Exit Term A and Exit Term B Loan by making an election on their Ballot.  The Exit Term A Loan is a $346,400,000 five-year term loan (plus (i) interest that accrues on the Prepetition Credit Facility before the Petition Date and (ii) interest that accrues on the Prepetition Credit Facility during the chapter 11 cases up to the earlier of the Effective Date or 90 days after the Petition Date, in each case at the non-default contract interest rate, less the amount of the Term B Loan (if any)).  The Exit Term B Loan is an up to $125,000,000 seven-year term loan, depending on the number of lenders that elect to receive the Exit Term B Loan.  The principal-weighted blended interest rate for the Exit Term Loans will be 6.75% per annum.

On four interest payment dates occurring during the term of the Exit Loan Agreement and selected by Reorganized LodgeNet Interactive, Reorganized LodgeNet Interactive may at its election pay in-kind accrued and unpaid interest then due in respect of the Exit Loan Agreement; provided that (i) Reorganized LodgeNet Interactive may so elect to pay accrued and unpaid interest in-kind on any interest payment date only if the Borrower has cash on hand, cash equivalents and borrowing availability under the Revolving Credit Facility on the 5th business day preceding such interest payment date aggregating less than $50,000,000, and (ii) on each such interest payment date on which Reorganized LodgeNet Interactive elects to pay in-kind interest, Reorganized LodgeNet Interactive will pay in cash accrued interest at a rate not less than 1.00% per annum and may pay in-kind all or any portion of the remaining accrued and unpaid interest.

The aggregate amount of interest that will accrue and be payable to the lenders under the Exit Loan Agreement will be subject to reduction in accordance with a liquidity adjustment set forth in Annex C to the Exit Term Loan Term Sheet (the “Liquidity Adjustment”).  The Liquidity Adjustment provides that for every $1 that the Actual Liquidity (as defined in Annex C of the Exit Term Loan Term Sheet) is less than a specified benchmark (as specified in Annex C of the Exit Term Loan Term Sheet), there will be a corresponding reduction in the amount of interest due and payable by Reorganized LodgeNet Interactive to the lenders under the Exit Loan Agreement, up to a maximum reduction of $25,000,000; provided that Reorganized LodgeNet Interactive will pay in cash accrued interest at a rate not less than 1.00% per annum on each interest payment date.

Each of the Term A Loan and Term B Loan require mandatory prepayments upon certain events and each amortize 1% each year in equal quarterly installments.

The Exit Loan Agreement is subject to the occurrence of the Effective Date, the negotiation and execution of definitive Exit Loan Agreement documentation, and other customary closing conditions.

A condition to the Colony transaction and the occurrence of the Effective Date is that the Reorganized Debtors enter into a revolving credit facility with $20 million of availability (the “Exit Revolver Agreement”) on or before the Effective Date.  The Exit Term Loan Term Sheet provides that the lenders under the Exit Term Loan shall be secured by perfected security interests in substantially all of the assets of the Debtors; provided that, the lenders under the Exit Revolver shall have a first priority security interest (subject only to permitted encumbrances) with respect to the Debtors’ contract payment rights, accounts receivable and other current or related assets, including contract rights (collectively “Revolver Priority Collateral”).  In addition, the Revolver Priority Collateral may also include other assets to the extent required by the lenders under the Exit Revolver to ensure that the all-in yield on loans funded under such facility does not exceed 5.75% per annum (the “ABL Structure”); provided that the Exit Revolver may be structured as a cash flow revolver with Revolver Priority Collateral to include all assets so long as the Debtors have used commercially reasonable efforts to obtain an Exit Revolver as an asset based lending facility consistent with the ABL Structure.

On December 30, 2012, the steering committee of the lenders under the Debtors’ Prepetition Credit Facility, who collectively hold approximately 44% of the Prepetition Lender Claims, executed a Plan Support and Lock-Up Agreement pursuant to which they have agreed to support and vote in favor of the Plan.

If the Plan Support and Lock-Up Agreement is terminated at any time prior to the Effective Date, (i) the Plan will automatically be null and void; (ii) all votes cast in respect of the Plan will automatically be null and void and deemed withdrawn; and (iii) all of the Debtors’ obligations with respect to the Claims and the Interests will remain unchanged by the Plan and nothing contained therein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

d.                                      Summary of DIRECTV Agreement

On or before the Effective Date, Reorganized LodgeNet Interactive and DIRECTV will enter into a new agreement (the “DIRECTV Agreement”) replacing the SMATV Sales Agency and Transport Services Agreement, dated as of March 31, 2010, between LodgeNet Interactive and DIRECTV and the DIRECTV Commercial Dealer Agreement dated June 18, 2008 between LodgeNet Interactive and DIRECTV.

Certain key terms of the new DIRECTV Agreement are set forth in the Memorandum of Understanding between DIRECTV and Colony Acquisition Sub, dated as of December 6, 2012 (the “MOU”).  The MOU provides that DIRECTV Agreement will (a) provide certain “free-to-guest” and pay-per-view programming, (b) allow Reorganized LodgeNet Interactive to provide certain authorized transport services in respect of DIRECTV programming, (c) allow Reorganized LodgeNet Interactive to remove and replace certain advertising content contained in DIRECTV programming, (d) provide a financing facility relating to the installation costs for equipment in hotels, (e) provide for collaboration between Reorganized LodgeNet Interactive and DIRECTV with respect to upgrading and improving guest entertainment systems; (f) provide for fees and revenue sharing arrangements between the parties, and (g) include such other terms as mutually agreed by the parties.  The MOU also provides that on the Effective Date and in connection with the DIRECTV Agreement, DIRECTV will be issued warrants exercisable for up to 2.5% of the outstanding New Common Stock on a fully diluted basis (the “DIRECTV Warrants”).

Following careful consideration of all alternatives, the Debtors determined that implementation of the Colony transaction as set forth in the Investment Agreements through the commencement of these chapter 11 cases was a prudent and necessary step to maximize the value of the Debtors’ businesses and was in the best interests of the Debtors’ constituents.

IV.                               ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A.                                    Commencement of Chapter 11 Cases and First Day Orders

To implement the Colony Transaction, each of the Debtors intends to commence a case under chapter 11 of the Bankruptcy Code on or before February 5, 2013 (the “Petition Date”).  The Debtors may commence their chapter 11 cases prior to the Voting Deadline.

On the Petition Date, the Debtors will request to have their chapter 11 cases jointly administered for procedural purposes.  In addition, the Debtors will request a series of orders from the Bankruptcy Court to minimize any disruption of their business operations and to facilitate their reorganization.  These requests will include, but are not limited to, orders permitting the Debtors to pay certain employee obligations, pay insurance obligations, continue certain customer programs, pay certain trade vendor obligations, and to maintain their cash management system.

B.                                    Debtor In Possession Financing

To provide additional liquidity during the chapter 11 cases, the Debtors will obtain a debtor-in-possession loan (the “DIP Facility”) in the aggregate amount of $30,000,000, including a roll-up of $15,000,000 of the Prepetition Lender Claims, and on the terms set forth in the DIP Loan Commitment Letter attached hereto as Exhibit “C”.  Upon the occurrence of the Effective Date, only the amounts borrowed following the Petition Date will be repaid in cash on the Effective Date.  On the Effective Date, instead of being repaid in cash, any roll-up amounts, including any interest accrued on the rolled-up portion prior to or after the Petition Date, shall automatically convert to outstanding amounts under the Exit Loan Agreement.

As a result, notwithstanding the roll-up of $15,000,000 of the Prepetition Lender Claims, such roll-up will not have any effect on the liquidity of the Debtors upon the occurrence of the Effective Date.  However, should the Effective Date not occur, the Roll-Up DIP Claims may become due and payable prior to the effective date of any other chapter 11 plan.

The Debtors and the DIP Lenders will enter into the DIP Facility to enable the continued operation of the Debtors’ businesses, avoid short-term liquidity concerns, and preserve the going-concern value of the Debtors’ estates prior to consummation of the Colony Transaction.

C.                                    Timetable for the Chapter 11 Cases

Assuming the Bankruptcy Court approves the scheduling motion with respect to the Confirmation Hearing, the Parties anticipate that the Confirmation Hearing will occur within approximately 45 days of the Petition Date.  The Debtors do not currently anticipate any significant objections to confirmation.  If such objections were to be raised, the anticipated timing for the Confirmation Hearing could be delayed, perhaps substantially.

V.                                    THE PLAN

A.                                    Administrative Expense and Priority Claims

1.                                      Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors or the Reorganized Debtors agree to different treatment, the Debtors (or the Reorganized Debtors, as the case may be) will pay to each holder of an Allowed Administrative Expense Claim, in full and final satisfaction of its Administrative Expense Claim, Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that, subject to Section V.A.4 hereof, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.                                      Fee Claims.

All entities seeking an award by the Bankruptcy Court of Fee Claims (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date and (b) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.                                      Priority/Secured Tax Claims.

Except to the extent that a holder of an Allowed Priority/Secured Tax Claim agrees to a different treatment, each holder of an Allowed Priority/Secured Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority/Secured Tax Claim be paid, in the sole discretion of the Reorganized Debtors  (1) in full in Cash on the latest to occur of (a) the Effective Date, to the extent such Claim is an Allowed Priority/Secured Tax Claim on the Effective Date, (b) on the date such Claim becomes and Allowed Priority/Secured Tax Claim, or (c) to the extent such Claim is not Allowed, but is due and owing on the Effective Date, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business, or (2) as otherwise permitted by the Bankruptcy Code.

4.                                      DIP Claims.

On the Effective Date, all DIP Claims shall be Allowed and, other than any Roll-Up DIP Claims, paid in full in Cash on the Effective Date.  In accordance with section 5.6 of the Plan, the Roll-Up DIP Claims, will automatically be deemed to be amounts outstanding under the Exit Term Loans on the Effective Date (subject to the same limitations with respect to accrued and unpaid interest as are described with respect to the Prepetition Lender Claims in Section III.D.3.c. above).

B.                                    Classification of Claims and Interests

1.                                      Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are Impaired or Unimpaired by the Plan.  The classification of Claims and Interests set forth in the Plan shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth in the Plan.  Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.3 of the Plan.

Class	Designation	Treatment
1	Priority Non-Tax Claims	Unimpaired
2	Prepetition Lender Claims	Impaired
3	Other Secured Claims	Unimpaired
4	General Unsecured Claims	Unimpaired
5	Intercompany Claims	Unimpaired
6	Interests in Subsidiary Debtor	Unimpaired
7	Series B Preferred Interests	Impaired
8	Interests in LodgeNet Interactive	Impaired

C.                                    Treatment of Claims and Interests

a.                                      Priority Non-Tax Claims (Class 1).

(i)                                     Classification:  Class 1 consists of Priority Non-Tax Claims against the Debtors.

(ii)                                  Treatment:  Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter.

(iii)                               Voting:  Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

b.                                      Prepetition Lender Claims (Class 2).

(i)                                     Classification:  Class 2 consists of the Prepetition Lender Claims against the Debtors.

(ii)                                  Allowance:  The Prepetition Lender Claims are Allowed in an amount of $346,400,000 on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the Prepetition Credit Agreement; provided, however, that any Prepetition Lender Claims held by the Debtors or any affiliate of the Debtors are deemed waived and not Allowed.

(iii)                               Treatment:  On the Effective Date, each holder of an Allowed Class 2 Prepetition Lender Claim shall receive, in full and final satisfaction of its Prepetition Lender Claim, its pro rata share of the Exit Term Loans, allocated between the Exit Term A Loan and the Exit Term B Loan (if any) in the manner set forth in the Exit Loan Agreement.

(iv)                              Voting:  Class 2 is Impaired, and holders of Prepetition Lender Claims are entitled to vote to accept or reject the Plan.

c.                                       Other Secured Claims (Class 3).

(i)                                     Classification:  Class 3 consists of the Other Secured Claims.  To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 3.

(ii)                                  Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors, any of (i) payment in full in Cash in full and final satisfaction of such claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

(iii)                               Voting:  Class 3 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

d.                                      General Unsecured Claims (Class 4).

(i)                                     Classification:  Class 4 consists of General Unsecured Claims against the Debtors.

(ii)                                  Treatment:  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or, in each case, as soon as reasonably practicable thereafter.

(iii)                               Voting:  Class 4 is Unimpaired, and the holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

e.                                       Intercompany Claims (Class 5)

(i)                                     Classification:  Class 5 consists of Intercompany Claims.

(ii)                                  Treatment:  On the Effective Date, Intercompany Claims shall be reinstated by the Debtors.

(iii)                               Voting:  Class 5 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

f.                                        Interests in Subsidiary Debtors (Class 6)

(i)                                     Classification:  Class 6 consists of Interests in each of the Subsidiary Debtors.

(ii)                                  Treatment:  On the Effective Date, all of the Subsidiary Debtors shall continue to be owned by the entity that owned the Interest in the respective Subsidiary Debtors on the Petition Date, and the certificates and other documents representing such Interests shall remain in full force and effect.

(iii)                               Voting:  Class 6 is Unimpaired by the Plan, and the holders of the Allowed Interests in Subsidiary Debtors are conclusively deemed to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the holders of Interests in Subsidiary Debtors are not entitled to vote to accept or reject the Plan.

g.                                      Series B Preferred Interests (Class 7).

(i)                                     Classification:  Class 7 consists of Series B Preferred Interests in LodgeNet Interactive.

(ii)                                  Treatment:  All Series B Preferred Interests shall be deemed cancelled, and the holders of Series B Preferred Interests shall not receive or retain any property under the Plan on account of such interests.

(iii)                               Voting:  Class 7 is Impaired by the Plan, and the holders of the Allowed Series B Preferred Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the holders of Series B Preferred Interests are not entitled to vote to accept or reject the Plan.

h.                                      Interests in LodgeNet Interactive (Class 8).

(i)                                     Classification:  Class 8 consists of Interests in LodgeNet Interactive.

(ii)                                  Treatment:  On the Effective Date, all Interests in LodgeNet Interactive shall be deemed cancelled, and the holders of Interests in LodgeNet Interactive shall not receive or retain any property under the Plan on account of such interests.

(iii)                               Voting:  Class 8 is Impaired by the Plan, and the holders of the Interests in LodgeNet Interactive are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  The holders of Interests in LodgeNet Interactive are not entitled to vote to accept or reject the Plan.

D.                                    Means of Implementation

1.                                      Joint Chapter 11 Plan

The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being non-severable and mutually dependent on the Plan for each other Debtor.

2.                                      Colony Transaction

On the Effective Date, subject to the satisfaction or waiver of the conditions to closing set forth in the Investment Agreement, the Colony transaction set forth in the Investment Agreement will be implemented, and the New Common Stock will be issued in the manner described in the Plan.  The proceeds of the Colony transaction will be used to fund payments required to be made under the Plan and any proceeds not required to fund payments under the Plan will be retained by the Reorganized Debtors and used for general corporate purposes subject to any restrictions that are placed on the use of such funds by the Exit Loan Agreement.

A detailed summary of the Investment Agreement is included in Section III.D.3.b hereof.

3.                                      Distribution of Term A Loan Notes and Term B Loan Notes.

On or before the Effective Date, Reorganized LodgeNet Interactive will enter into the Exit Loan Agreement.  The material terms of the Exit Loan Agreement are summarized in section III.D.3.c. hereof.  The Exit Loan Agreement constitutes the consideration provided to the Prepetition Lenders under Class 2 of the Plan.

Upon entry into the Exit Loan Agreement, all security documents executed in connection with the Prepetition Credit Agreement, including the Guarantee and Collateral Agreement will be amended or amended and restated to conform to the terms of the Exit Loan Agreement, and will remain in full force and effect, and all Liens, rights, interests, duties and obligations thereunder will survive the Effective Date and will continue to secure all obligations under the Exit Loan Agreement.  Without limiting the generality of the foregoing, all Liens and security interests granted pursuant to the Exit Loan Agreement (including, without limitation, the security documents executed in connection with the Prepetition Credit Agreement as amended or amended and restated in connection with the Exit Loan Agreement) to the Prepetition Agent and the Prepetition Lenders are intended to be (i) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization or subordination under any applicable law.

4.                                      DIRECTV Agreement

On or before the Effective Date, pursuant to Bankruptcy Rule 9019, LodgeNet Interactive will enter into a settlement with DIRECTV, under which (a) LodgeNet Interactive will assume the SMATV Sales Agency and Transport Services Agreement, dated as of March 31, 2010 between LodgeNet Interactive and DIRECTV and the DIRECTV Commercial Dealer Agreement dated June 18, 2008 between LodgeNet Interactive and DIRECTV, (b) Reorganized LodgeNet Interactive will enter into a new DIRECTV Agreement which will replace the SMATV Sales Agency and Transport Services Agreement and the DIRECTV Commercial Dealer Agreement, (c) DIRECTV’s claim for amounts due and payable prior to the Petition Date will be Allowed and paid in accordance with a payment schedule agreed to by the parties, each of cases (a), (b) and (c) effective as of the Effective Date.  The SMATV Sales Agency and Transport Services Agreement and the DIRECTV Commercial Dealer Agreement will be replaced by the DIRECTV Agreement and both will automatically terminate without liability of any party thereto upon the effectiveness of the DIRECTV Agreement on the Effective Date.

5.                                      Termination of DIP Loan Agreement

On the Effective Date, (a) LodgeNet Interactive will pay, in full in Cash by wire transfer or immediately available funds, all DIP Claims (excluding any Roll-Up DIP Claims); and (b) the commitments under the DIP Loan Agreement will be terminated.  All Roll-Up DIP Claims will be deemed to be outstanding amounts under the Exit Loan Agreement (subject to the same limitations with respect to accrued and unpaid interest as are described with respect to the Prepetition Lender Claims in Part III.D.3.c. above).  Upon payment or satisfaction in full of all DIP Claims in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

Notwithstanding the foregoing, all obligations of the Debtors (if any) to the DIP Agent and the DIP Lenders under the DIP Loan Agreement which are expressly stated in the DIP Loan Agreement as surviving such agreement’s termination (including, without limitation, indemnification and expense reimbursement obligations) shall, as so specified, survive without prejudice and remain in full force and effect.

6.                                      Exit Revolver

On the Effective Date, LodgeNet Interactive will enter into the Exit Revolver, on terms not inconsistent with the Exit Term Loan Term Sheet and which will be in substance acceptable to Purchaser Representative and the Requisite Consenting Lenders.  The Exit Term Loan Term Sheet permits the pledging of certain collateral and granting of liens senior to the Exit Term Loan.  The Exit Revolver may be structured as either a cash flow revolver or as an asset based lending facility; provided, however, that LodgeNet Interactive must use commercially reasonable efforts to consummate the Exit Revolver as an asset based lending facility.

On the Effective Date, the Exit Revolver Agreement will be executed and delivered, and the Reorganized LodgeNet Interactive shall be authorized to execute, deliver and enter into the Exit Revolver Agreement, without the need for any further corporate action and without further action by the holders of Claims or Interests.  On the Effective Date, the Guarantee and Collateral Agreement will be amended and restated, if necessary, to provide for the grant of liens and security interests to secure the Exit Revolver.

7.                                      Intercreditor Agreements

On the Effective Date, the Prepetition Agent, as agent under the Exit Loan Agreement, will enter into an intercreditor agreement with the agent under the Exit Revolver Agreement which will set forth the respective rights of the lenders under the Exit Loan Agreement and the lenders under the Exit Revolver to the Reorganized Debtors’ assets and liens and security interests therein.  In addition, the Prepetition Agent, as agent under the Exit Loan Agreement, will enter into an intercreditor agreement with DIRECTV which will set forth DIRECTV’s security interests with respect to certain of the Reorganized Debtors’ accounts payable from hotels.

8.                                      Cancellation of Existing Securities and Agreements.

Except for executory contracts and unexpired leases that have been assumed by the Debtors or as otherwise expressly provided in the Plan, on the Effective Date, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all credit agreements, and notes evidencing such Claims, (b) the Interests in LodgeNet Interactive (c) any options or warrants to purchase Interests of LodgeNet Interactive, or obligating such Debtors to issue, transfer or sell Interests or any other capital stock of such Debtors, will be amended, restated, substituted for or cancelled, as the case may be, other than for purposes of evidencing a right to distributions under the Plan with respect to executory contracts or unexpired leases which have not been assumed by the Debtors.

9.                                      Merger/Dissolution/Consolidation

On the Effective Date or as soon as practicable thereafter and without need for any further action, the Reorganized Debtors may, subject to the terms of the Exit Loan Agreement, (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.

10.                               Cancellation of Liens.

Except as otherwise specifically provided in the Plan with respect to Classes 2 and 3, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

11.                               Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  The Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.  The Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder.  If the Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

12.                               Exemption From Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, (a) any issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust or other security interest, or (c) the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

13.                               Management Incentive Plan

To the extent determined by Purchaser Representative in its sole discretion Reorganized LodgeNet Interactive shall adopt the new management incentive plan set forth in the Plan Supplement.

14.                               Sources of Consideration for Plan Distributions

Except as otherwise provided in the Plan or the Confirmation Order, all consideration necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from the existing Cash balances of the Debtors, the purchase price specified in the Investment Agreement, the Exit Term Loans, the Exit Revolver, and the operations of the Debtors or the Reorganized Debtors. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems

15.                               Effectuating Documents; Further Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the Amended Organizational Documents pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

E.                                    Distributions under the Plan

1.                                      Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests.  The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

2.                                      Date of Distributions

Except as otherwise provided in the Plan, any and all distributions and deliveries to be made will be made on the Effective Date, as soon thereafter as is practicable or as otherwise determined in accordance with the Plan.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

3.                                      Disbursing Agent

All distributions made under the Plan shall be made by Reorganized LodgeNet Interactive (or such other entity designated by Reorganized LodgeNet Interactive), as Disbursing Agent, on or after the Effective Date or as otherwise provided under the Plan.  No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

4.                                      Powers of Disbursing Agent

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the Plan and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof.

5.                                      Expenses of the Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.                                      Delivery of Distributions

a.                                      Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims.  In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

b.                                      The Prepetition Agent shall be the Disbursing Agent for the Allowed Prepetition Lender Claims.  Distributions under the Plan to holders of such Allowed Prepetition Lender Claims shall be made by the Reorganized Debtors to the Prepetition Agent, which, in turn, shall make the distributions to Prepetition Lenders.  The Prepetition Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Sections 4.2 and 5.6 of the Plan to the Prepetition Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

c.                                       The DIP Agent shall be the Disbursing Agent for the Allowed DIP Claims.  Distributions under the Plan to holders of such Allowed DIP Claims shall be made by the Debtors to the DIP Agent, which, in turn, shall make the distributions to DIP Lenders.  The DIP Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Debtors of the distributions in conformity with Sections 2.4 and 5.7 of the Plan to the DIP Agent, the Debtors shall be released of all liability with respect to the delivery of such distributions.

7.                                      Manner of Payment Under Plan

a.                                      All distributions of the Exit Term Loans to the holders of Prepetition Lender Claims under the Plan shall be made by, or at the direction of, the Prepetition Agent on behalf of Reorganized LodgeNet Interactive.

b.                                      All distributions of Cash under the Plan shall be made by the applicable Disbursing Agent on behalf of the applicable Debtor.

c.                                       At the option of the Debtors, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

8.                                      Fractional Units

No Fractional shares of New Common Stock shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

9.                                      Setoffs

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (other than a Prepetition Lender Claim) (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

10.                               Distributions After Effective Date

Distributions made after the Effective Date pursuant to section 7.5 of the Plan to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

11.                               Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

12.                               Minimum Distributions

No payment of Cash in less than $100 shall be made to any holder of an Allowed Claim unless a request therefore is made in writing to the appropriate Disbursement Agent.

13.                               No Postpetition Interest on Claims

Except for DIP Claims or Prepetition Lender Claims (for the avoidance of doubt each of which shall accrue and be paid postpetition interest in accordance with the terms set forth in the agreements governing the DIP Claims and the Prepetition Lender Claims (at the non-default rate), as applicable) unless otherwise specifically provided for in the Plan or the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Petition Date on account of any Claim.

F.                                     Procedures for Treating Disputed Claims Under the Plan

1.                                      Proofs of Claim/Disputed Claims/Process

Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn, other than as provided below. The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under section 7.1 of the Plan to assert their Claims in any forum as though the Debtors’ cases had not been commenced.  Notwithstanding anything in section 7.1 of the Plan, (a) all Claims against the Debtors that result from the Debtors’ rejection of an executory contract or unexpired lease, (b) disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and (c) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

2.                                      Objections to Claims

Except insofar as a Claim is Allowed under the Plan, notwithstanding Section 7.1 of the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed on or before (a) the one hundred twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as may be fixed by the Bankruptcy Court.

3.                                      Estimation of Claims

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

4.                                      No Distributions Pending Allowance

If an objection to a Claim is filed as set forth in Section 7.2, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

5.                                      Distribution After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

6.                                      Preservation of Claims and Rights to Settle Claims

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, Disputed Claims, rights, Causes of Action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of Section 7.2 of the Plan, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith.  The Reorganized Debtors or their successor(s) may pursue such retained Claims, rights, Causes of Action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

G.                                   Executory Contracts and Unexpired Leases

1.                                      General Treatment

Effective as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties will be assumed under the Plan, except for an executory contract or unexpired lease that (a) was previously assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii)

rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (d) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).

2.                                      Determination of Cure Disputes and Deemed Consent

Following the Petition Date, the Debtors will serve a notice on parties to executory contracts or unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with the Plan and, where applicable, setting forth the proposed cure amount (if any).  The proposed cure amount for any executory contract or unexpired lease not listed on the schedule shall be $0.

To the extent that an objection to assumption, cure, “adequate assurance of future performance,” or other issues related to assumption of the contract or lease is filed within fifteen (15) days of service of notice of intent to assume or reject, and properly served on the Debtors with respect to the assumption of any contract or lease, then any Cure Dispute that is not scheduled for a hearing by the Bankruptcy Court on or before the date of the Confirmation Hearing shall be scheduled for a later date as may be determined by the Bankruptcy Court.  Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the contract or lease shall be deemed assumed effective as of the Effective Date, provided, however, that the Debtors reserve the right to reject any such contract or lease following entry of a Final Order of the Bankruptcy Court resolving any such Cure Dispute, by filing a notice indicating such rejection within 3 Business Days of the entry of such Final Order.

3.                                      Payment of Cure and Effect of Assumption of Contracts and Leases

Subject to resolution of any Cure Dispute, any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.

To the extent that an objection is not timely filed and properly served on the Debtors with respect to the assumption of a contract or lease, then the counterparty to such contract or lease shall be deemed to have assented to (i) the Cure amount proposed by the Debtors and (ii) the assumption of the applicable executory contract or unexpired lease, notwithstanding any provision of such contract that (a) prohibits, restricts or conditions the transfer or assignment of such contract or (b) terminates or permits the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change in the ownership or control of LodgeNet Interactive contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminated or modifying such contract on account of transactions contemplated by the Plan.

Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption.  Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity.

4.                                      Rejection Claims

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after (i) the date of entry of an order by the Bankruptcy Court approving such rejection, or (2) the date of the filing of a notice by the Debtors after the Effective Date indicating such rejection in accordance with section 8.2 of the Plan. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.

5.                                      Survival of the Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, bylaws, or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions or omissions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission occurring at or prior to the Effective Date for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of Petition Date, and all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

6.                                      Survival of Other Employment Arrangements

Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date, all employee compensation and benefit plans entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.  Notwithstanding anything in section 8.5 of the Plan to the contrary, any equity incentive plans of any of the Debtors, and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and the Debtors shall have no liability or responsibility in respect of such equity interests.

Prior to the Petition Date, the Debtors entered into agreements with certain key employees, including a key employee incentive plan (the “KEIP”), providing incentive pay for approximately seven employees of the Debtors, and a key employee retention plan (the “KERP”), providing retention bonuses to approximately 43 of the Debtors’ employee.  Subject to the terms of the KEIP Agreements, the KEIP participants received commitment amounts prior to the Petition Date and under the terms of the KEIP are required to receive incentive awards based on quarterly financial targets in 2013 and continued employment with the Debtors until the earlier of the Effective Date and July 31, 2013.  Assuming that 100% of the incentive bonuses are paid to the KEIP participants, the total estimated cost of the KEIP program, including the commitment amounts, would be approximately $365,000 to $1,460,833 depending on the financial results.  Subject to the terms of the KERP Agreements, the KERP participants received commitment amounts prior to the Petition Date and under the terms of the KERP are required to receive retention bonuses following the earlier of the Effective Date and July 31, 2013.  The total estimated cost of the KERP program if all participants were to receive full awards thereunder would be approximately $1,400,046.(3)

7.                                      Insurance Policies

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall revest in the Reorganized Debtors.

(3)         Under the Plan Support and Lock-Up Agreement, the Consenting Lenders have expressly reserved their rights to object to, or otherwise oppose, any motion seeking approval of (i) any key employee incentive plan, (ii) any severance-related plan to the extent it relates to the participants in any key employee incentive plan or (iii) any similar motions related thereto; provided, however, the Consenting Lenders shall not object to approval of a key employee retention plan for the “rank and file” on the terms disclosed in the Form 8-K filed by LodgeNet Interactive on November 28, 2012.  The Consenting Lenders have informed the Debtors that the Consenting Lenders may seek a determination from the Bankruptcy Court regarding the Debtors’ actions or intentions with respect to assumption or making payments under the KEIP.

8.                                      Workers’ Compensation Programs

Except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a cure amount of zero

9.                                      Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

H.                                   Conditions Precedent to the Effective Date

1.                                      Conditions Precedent to the Effective Date

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

a.                                      the Bankruptcy Court shall have entered the Confirmation Order acceptable to the Debtors, Purchaser Representative (in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement) and the Requisite Consenting Lenders (in accordance with Requisite Consenting Lenders’ consent rights set forth in the Plan Support and Lock-Up Agreement) and such Confirmation Order shall have become a Final Order;

b.                                      the conditions to closing set forth in section 10.1 of the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof, and such Investment Agreement shall be in full force and effect;

c.                                       there shall be no existing default under the Plan Support and Lock-Up Agreement, which default would permit the Requisite Consenting Lenders to terminate the Plan Support and Lock-Up Agreement (notwithstanding any cure periods), the Plan Support and

Lock-Up Agreement shall not have been terminated in accordance with the terms thereof, and such Plan Support and Lock-Up Agreement shall be in full force and effect;

d.                                      the Definitive Documents, including all documentation related thereto, in substance consistent with the Exit Term Loan Term Sheet, and acceptable to the Debtors, Purchaser Representative (in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement) and the Requisite Consenting Lenders (in accordance with Requisite Consenting Lenders’ consent rights set forth in the Plan Support and Lock-Up Agreement), and shall be executed by all parties thereto;

e.                                       the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order; and

f.                                        the amended and restated certificate of incorporation for Reorganized LodgeNet Interactive shall have been filed with the Secretary of State of the State of Delaware.

2.                                      Waiver of Conditions Precedent

Each of the conditions precedent in section 9.1 of the Plan may be waived in writing by the Debtors (with the prior consent of Purchaser Representative in accordance with the terms of the Investment Agreement and the Requisite Consenting Lenders in accordance with the terms of the Plan Support and Lock-Up Agreement), solely without notice or order of the Bankruptcy Court.

3.                                      Effect of Failure of Conditions

If the conditions specified in section 9.1 of the Plan have not been satisfied or waived in the manner provided in the Plan by the date that is thirty (30) days after the Confirmation Date, then: (a) the Confirmation Order shall be of no further force or effect; (b) no distributions under the Plan shall be made; (c) the Debtors and all holders of Claims (including DIP Claims) and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all of the Debtors’ obligations with respect to the Claims (including DIP Claims) and Interests shall remain unaffected by the Plan and nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims (including DIP Claims) by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; and (e) the Plan shall be deemed withdrawn.

I.                                        Effect of Confirmation

1.                                      Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges and other interests, except as provided pursuant to the Plan, the Confirmation Order, the Exit Loan Agreement, the Exit Revolver Agreement and the

Amended and Restated Guarantee and Collateral Agreement.  Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.

2.                                      Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

3.                                      Discharge of Claims and Termination of Interests.

Except as otherwise provided in the Plan, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property or estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

4.                                      Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.                                      Injunction Against Interference with Plan.

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

6.             Releases by the Debtors

As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-Up Agreement, the Investment Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement, or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this Section shall be construed to release any party or entity from intentional fraud or criminal conduct as determined by Final Order.

7.             Releases By Holders of Claims and Interests

As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Releasing Party, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-

Up Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement, the Investment Agreement, or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this Section shall be construed to release any party or entity from intentional fraud or criminal conduct as determined by Final Order.

8.             Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim, obligation, cause of action or liability for any claim in connection with or arising out of, the administration of the Chapter 11 Cases, the entry into the Plan Support and Lock-Up Agreement, the Investment Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement, and related documents and the consummation of the transactions contemplated therein, the negotiation and pursuit of the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and the issuance of securities under or in connection with the Plan or the transactions contemplated by the foregoing, except for willful misconduct or gross negligence, intentional fraud or criminal conduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtors, the Reorganized Debtors, the DIP Lenders, the DIP Agent, the Prepetition Agent, the Prepetition Lenders, Colony Capital, Purchasers (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

9.             Retention of Causes of Action/Reservation of Rights

a.             Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7 and 10.8 of the Plan, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties.  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

b.             Except as otherwise provided in the Plan, including sections 10.5, 10.6, 10.7 and 10.8 of the Plan, nothing contained in the Plan or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff or other legal or equitable defense which the Debtors had immediately before the Petition Date, against or with respect to any Claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses which they had immediately before the Petition Date with respect to any Claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.          Solicitation of the Plan

As of the Effective Date, the Debtors (a) shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

11.          Plan Supplement

The Plan Supplement will be filed with the Clerk of the Bankruptcy Court by no later than five Business Days before the Confirmation Hearing.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Documents to be included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims and solicitation agent as they become available, but no later than five Business Days before the Confirmation Hearing.

J.             Jurisdiction and Governing Law

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

1.             to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation or payment of Claims resulting therefrom;

2.             to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date;

3.             to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

4.             to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim;

5.             to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

6.             to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

7.             to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

8.             to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Confirmation Date;

9.             to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated by the Plan, or any agreement, instrument or other document governing or relating to any of the foregoing;

10.          to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

11.          to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation and similar claims pursuant to section 105(a) of the Bankruptcy Code;

12.          to determine such other matters and for such other purposes as may be provided in the Plan or in the Confirmation Order;

13.          to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

14.          to adjudicate, decide or resolve any Causes of Actions;

15.          to adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

16.          to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid;

17.          to adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.          to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

19.          to enter a final decree closing the Chapter 11 Cases;

20.          to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

21.          to hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

VI.          REORGANIZED LODGENET

A.            Projections

The Debtors, with the assistance of their financial advisors, have prepared a pro forma balance sheet reflecting the projected assets, liabilities and shareholder equity of the Reorganized Debtors, on a consolidated basis, as of the Effective Date (the “Balance Sheet of Reorganized LodgeNet Interactive”).  In addition, Col-L Acquisition has developed selected income statement, balance sheet and cash flow information, on a consolidated basis, reflecting implementation of their business plan for the Reorganized Debtors (the “Projected Statements” and, collectively with the Balance Sheet of Reorganized LodgeNet Interactive, the “Financial Projections”).  The Financial Projections are attached hereto as Exhibit “D”.  Actual results and values may vary from the Financial Projections.

1.             Overview of Financial Projections

As a condition to Confirmation of the Plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court find that the Plan is feasible, which essentially means that consummation of the Plan is not likely to be followed by either a liquidation or the need to further reorganize the Reorganized Debtors.

The Financial Projections are only estimates and actual results may vary considerably. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtors, the Debtors’ management, the Debtors’ financial advisors, Colony Capital, Colony Capital’s management, Colony Capital’s financial advisors, any Purchaser or any other person that the projected results of operations, financial position, and cash flows of the Reorganized Debtors will be achieved. There is no intention to update or otherwise revise the Financial Projections to reflect circumstances that may occur after their preparation, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Additional information relating to the principal assumptions used in preparing the Financial Projections is set forth below.

In general, as illustrated by the Financial Projections, Col-L Acquisition believes that, with a significantly more flexible capital structure, longer-dated maturity of debt and the additional capital contribution by Purchasers upon the Effective Date, the Reorganized Debtors’ business will be a viable business with long-term prospects.  As a result, Col-L Acquisition believes that the Reorganized Debtors will have sufficient liquidity to fund obligations as they arise, thereby maintaining the value of the business.  Accordingly, the Debtors believe the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

THE FINANCIAL PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THESE FINANCIAL PROJECTIONS.  THE DEBTORS DID NOT PREPARE AND NONE OF THE PURCHASERS OR THEIR AFFILIATES PREPARED THE FINANCIAL PROJECTIONS WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.  THE DEBTORS’ INDEPENDENT AUDITOR HAS NOT COMPILED OR EXAMINED THE FINANCIAL PROJECTIONS TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.  THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS, OR CASH FLOWS. ACCORDINGLY, NEITHER THE DEBTORS NOR THE PURCHASERS INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED FINANCIAL PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

2.             General Assumptions and Methodology for Pro Forma Balance Sheet as of the Effective Date

The Balance Sheet of Reorganized LodgeNet Interactive (attached hereto in Section 1 of Exhibit “D”), was prepared in good faith by the Debtors based on certain estimates and assumptions. More specifically, the Balance Sheet was prepared based on the following assumptions:

·                      Fresh start accounting is adopted as of the Effective Date.

·                      The Plan is confirmed and consummated.

·                      The Effective Date of the Plan is March 31, 2013.

·                      Assumptions as noted on the Pro Forma Balance Sheet dated March 31, 2013 attached in Section 1 of Exhibit D

·                      No valuation has been performed to determine fair value of any of the assets. Accordingly, all estimates are subject to revision in connection with valuation in support of a fresh start audit

Any significant delay in the Effective Date past March 31, 2013 may have an adverse impact on the Debtors’ business operations and financial performance, including, an increased risk of inability to meet revenue forecasts and the incurrence of higher restructuring expenses.

3.             General Assumptions and Methodology for Projected Statements Following the Effective Date

In connection with preparing their offer, evaluating the Debtors’ businesses, and engaging in negotiations with the Debtors and the Prepetition Lenders, Col-L Acquisition prepared a business plan for the Reorganized Debtors and certain select income statement, cash flow statement and balance sheet items projecting implementation of their business plan.  This information is included in the Projected Statements and was prepared as of December 31st for each year for calendar years 2013 through 2017.  The Projected Statements are attached hereto in Section 2 of Exhibit “D”.  The Projected Statements were prepared based on the assumption that the Plan is consummated in accordance with its terms and that all transactions contemplated thereby will be consummated on or about March 31, 2013. Col-L Acquisition has informed the Debtors that, in preparing its business plan and projections, Col-L Acquisition and its Affiliates relied on the Debtor’s historical financial information and financial projections, as modified to reflect anticipated changes in Reorganized LodgeNet Interactive’s business operations, including implementation of the DIRECTV Agreement.  Any significant delay in the Effective Date may have an adverse impact on the Debtors’ business operations and financial performance, including, an increased risk of inability to meet revenue forecasts and the incurrence of higher restructuring expenses.

Col-L Acquisition has indicated that, following the Effective Date, it may make certain changes to the business and operations of the Reorganized Debtors, including strengthening relationships with hotel and content partners; fundamentally changing LodgeNet Interactive’s approach to equipment and content financing; enhancing the customer experience through new product and content offerings; and developing a sophisticated private advertising network to generate advertising sales revenues.  More specifically, Col-L Acquisition’s business plan for the Reorganized Debtors is focused on enacting three fundamental changes to the Company’s existing strategy and business model:

·                      Through the new DIRECTV Agreement, Col-L Acquisition plans to implement a leasing facility to replace costly capital expenditure subsidies and plans to add a tiered pricing model to stem losses to cable providers.

·                      Col-L Acquisition plans for the Reorganized Debtors to change the content offering mix to feature more short-form content (TV series, games, Apps, etc.) at lower price points.  These changes are expected to drive increases in guest take-rates, increasing guest entertainment revenue.

·                      Col-L Acquisition also aims to better exploit the advertising opportunity inherent to a business serving a large customer base with attractive demographic characteristics.  Advertising revenue through ad insertion is a proven model in many commercial venues, and Col-L Acquisition plans to position Reorganized Debtors as a platform upon which hotels and other strategic partners may market their own individual brands.

In preparing the Projected Statements, Col-L Acquisition has made a number of significant assumptions, including with respect to the following:

·                      The number of guest entertainment rooms reached by the Reorganized Debtors’ products and services

·                      Rate at which guest entertainment rooms are upgraded

·                      Revenue per room per month

·                      Gross profit margins

·                      Annual projected cost savings in systems operations and selling, general and administrative expenses

·                      Additional restructuring, relocation and acquisition costs

·                      Reduction in capital expenditures

·                      Entry into the new DIRECTV Agreement

Although these assumptions were made on a good faith basis by Col-L Acquisition in preparing the Financial Projections, actual operating results and values may differ from the Financial Projections.  Without limitation, there is no assurance that anticipated changes in Reorganized LodgeNet Interactive’s business operations will be achieved.  Moreover, nothing in the Financial Projections reflects any potential adjustments required under the Liquidity Adjustment.  The Debtors’ management and advisors have not conducted diligence regarding Col-L Acquisition’s Projected Statements and do not make any representation regarding the achievability of such results.

B.            Board of Directors and Management

1.             Board of Directors.  Upon and following the Effective Date, the New Board and the boards of directors for each of the Reorganized Subsidiary Debtors shall comprise such number of directors as determined by the Purchaser Representative.  The members of the New Board and the new boards of each of the Reorganized Subsidiary Debtors will be identified no later than the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.  On the Effective Date, the terms of the current members of the boards of directors of the Debtors shall expire.

2.             Directors and Officers of the Reorganized Debtors.  Except as otherwise provided in the Plan Supplement or as determined by Purchaser Representative prior to the Confirmation Hearing, the officers of the respective Reorganized Debtors immediately before the Effective Date shall serve as the initial officers of each of the respective Reorganized Debtors on or after the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

VII.         SECURITIES LAW MATTERS

The issuance of and the distribution under the Plan of (i) New Common Stock to Purchasers and any designees, under section 5.2 of the Plan, and (ii) warrants to purchase New Common Stock pursuant to Schedule C to the Investment Agreement under section 5.2 of the Plan shall be exempt from registration under the Securities Act of 1933, as amended, and other applicable securities laws without further act or action by any Person pursuant to section 4(a)(2) of the Securities Act of 1933, as amended.

VIII.       CERTAIN RISK FACTORS TO BE CONSIDERED

Documents filed with the SEC may contain important risk factors that differ from those discussed below.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Filings & Forms (EDGAR)” link.

A.            Certain Bankruptcy Law Considerations

1.             Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court in accordance with the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications will not necessitate the re-solicitation of votes.

2.             Non-Occurrence or Delayed Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur within 30 days after the Confirmation Date following satisfaction of any applicable conditions precedent, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred by the date that is thirty (30) days after the Confirmation Date or otherwise have been waived as set forth in Section 9.2 of the Plan, then the Confirmation Order will be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims (including DIP Claims) and Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

B.            Risks to Recovery by Holders of the Exit Term Loans

1.             Amount of Trade Claims and General Unsecured Claims against Debtors Could Be Greater than Projected

The Plan provides that the Debtors will pay all Allowed General Unsecured Claims in full in cash.  To the extent the Allowed General Unsecured Claims incurred prior to the Petition Date are greater in amount than projected, the Debtors may have less cash available for general business operations.

2.             The Investment Agreement Contains Conditions to Effectiveness.

The Investment Agreement contains several termination events and conditions precedent to effectiveness, including, the execution of definitive documents regarding the Exit Loan Agreement, the Exit Revolver Agreement, the new DIRECTV Agreement, an Intercreditor Agreement between the lenders under the Exit Loan Agreement and the lender(s) under the Exit Revolver Agreement and an Intercreditor Agreement among the lenders under the various loan agreements and DIRECTV.  Further, the Investment Agreement provides that if the liquidity of the Debtors is below certain benchmarks specified in Liquidity Annex attached to the Investment Agreement, the Purchasers will not be obligated to close the transaction.  If any of the conditions set forth in the Investment Agreement are not satisfied, it is possible that the Investment Agreement will be terminated and the conditions to the occurrence of the Effective Date set forth in the Plan will not be satisfied.

3.             Amount of Interest To Be Paid Post-Effective Date on Exit Term Loan.

The Exit Term Loan Term Sheet provides that the aggregate amount of interest that will accrue and be payable to the lenders under the Exit Loan Agreement shall be subject to Liquidity Adjustment defined above.  The Liquidity Adjustment provides that for every $1 that the Actual Liquidity (as defined in Annex C of the Exit Term Loan Term Sheet) is less than a specified benchmark (as specified in Annex C of the Exit Term Loan Term Sheet), there will be a corresponding reduction in the amount of interest due and payable by Reorganized LodgeNet Interactive to the lenders under the Exit Loan Agreement, up to a maximum reduction of $25,000,000; provided that Reorganized LodgeNet Interactive will pay in cash accrued interest at a rate not less than 1.00% per annum on each interest payment date.  The Debtors are unable to determine the amount of Actual Liquidity that will exist upon the Effective Date, and as a result cannot project whether, and by how much, the interest payable to the lenders under the Exit Term Loan will be reduced.

4.             Risks Associated with the Debtors’ Business and Industry

The risks associated with Debtor’s business and industry are more fully described in LodgeNet Interactive’s SEC filings, including:

·                  Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012;

·                  Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 9, 2012;

·                  Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on August 8, 2012;

·                  Form 10-Q for the quarterly period ended September 30, 2012, filed with the SEC on November 9, 2012; and

·                  Forms 8-K filed with the SEC on November 28, 2012, December 17, 2012 and December 31, 2012 (including Forms 8-K/A).

The Debtors experienced sustained revenue decline and net losses on an annual basis from 2009 through 2012.  This decline is attributable, in part, to the following factors:

·                  Significant declines in hotel occupancy rates

·                  Continued low levels of new hotel construction

·                  Continued de-installation activity resulting in fewer hotel rooms in which the Debtors’ services are available

·                  The popularity, availability, timeliness and amount of content offered at a given hotel property

·                  The availability of alternative programming and the increased usage of portable devices resulting in a reduction of guest demand for Debtors’ services

5.             The Financial Projections are Based on Significant Assumptions

The Financial Projections (attached hereto in Exhibit “D”) were not compiled, audited, or examined by independent accountants and none of the Purchasers or any of their Affiliates or the Debtors make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results.  Many of the assumptions underlying the projections are subject to significant uncertainties and are beyond the control of Purchasers and the Debtors, including, but not limited to, sales, costs, inflation, and other anticipated market, competitive and economic conditions.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results.  Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may be inaccurate in a material respect. Therefore, the actual results achieved may vary significantly from the forecasts, and the variations may be material.

In particular, the risks associated with Col-L Acquisition’s Projected Statements (attached hereto in Section 2 of Exhibit D) include the following:

·                  The number of hotel rooms in which the Debtors’ provide services and the usage rate per room have declined over the past two years.  Should the current trends continue downward, the projected revenues may not materialize.

·                  The introduction of new technologies could result in material changes in the economics, regulations, intellectual property usage and technical platforms on which the Debtors’ business relies.  While the Debtors mitigate risks by continually designing, engineering and developing products and systems which can be upgraded to support new services or integrated with new technologies, there can be no assurance that the Debtors will continue to be successful in these efforts.

·                  A significant portion of the projected growth is expected to come from new product and service offerings, which by their very nature are uncertain.

·                  A portion of expected cost decreases and savings are based on executing or revising contracts with service providers and other third parties. Not all of these contracts or arrangements have been finalized.

·                  The business plan relies on the execution of a satellite agreement on the same terms as the memorandum of understanding with DIRECTV and such agreement is critical to the future strategy of the business.

·                  Under new ownership, the relationship between the Company and its customers and vendors may materially change.

·               Management of the Reorganized Debtors may relocate all or part of the Reorganized Debtors out of Sioux Falls, South Dakota, which would result in a different geographic and business continuity risk profile.

·                  If a relocation occurs, critical employees may not choose to stay with the Reorganized Debtors.

·                  Management of the Reorganized Debtors may change the name of LodgeNet Interactive and the impact of such a change is unknown.

·                  The composition, skills and experience of the future management team may be different than the Debtor’s prepetition management team.

6.             Unforeseen Events

Future performance of Reorganized LodgeNet Interactive is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.  While no assurance can be provided, based upon the current level of operations and anticipated revenue and cash flows described in the Financial Projections, the Debtors believe that cash flow from operations and available cash will be adequate to fund the Plan and meet their future liquidity needs.

IX.          VOTING PROCEDURES AND REQUIREMENTS

Ballots have been provided for holders of Claims in Class 2 as of January 2, 2013 (the “Voting Record Date”) to vote to accept or reject the Plan. Because all other Classes are either (a) unimpaired and deemed to accept, or (b) impaired and deemed to reject, no other Classes of Claims or Interests are entitled to vote.

Each Ballot contains detailed voting instructions.  Each Ballot also sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged Kurtzman Carson Consultants, LLC as their Voting and Solicitation Agent to assist in the transmission of voting materials and in the tabulations of votes with respect to the Plan.  It is important that holders of Claims in Class 2 timely exercise their right to vote to accept or reject the Plan.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted.  Ballots should be returned with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

LodgeNet Claims Processing Center

KCC

2335 Alaska Avenue

El Segundo, CA 90245

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AND SOLICITATION AGENT NO LATER THAN FEBRUARY 4, 2013 AT 5:00 PM (PACIFIC TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL BE COUNTED AS AN ACCEPTANCE.

X.            CONFIRMATION OF THE PLAN

A.            Confirmation Hearing

The Debtors will serve a separate notice of the date, time, and place of the Confirmation Hearing.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any subsequent adjournment of that hearing.

B.            Objections to Confirmation

Any objection to the confirmation of the Plan must (i) be written in English, (ii) conform to the Bankruptcy Rules, (iii) set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and (iv) be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon and received no later than the date and time set by the Bankruptcy Court by:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:       Gary T. Holtzer, Esq.

The Office of the United States Trustee
33 Whitehall Street, 21st Floor
New York, NY 10004
Attn:       Paul Schwartzberg, Esq.

Liner Grode Stein LLP

1100 Glendon Avenue, 14th Floor

Los Angeles, California 90024

Attn: Joshua Grode, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attn: Andrew G. Dietderich, Esq. and Alexandra Korry, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Michael S. Stamer Esq. and Philip C. Dublin Esq.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan.  Objections to confirmation of a plan are governed by Bankruptcy Rule 9014.  UNLESS AN OBJECTION TO CONFIRMATION OF THE PLAN IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.            Requirements for Confirmation of the Plan

The Plan will not constitute a valid, binding contract between the Debtors and their Creditors and Interest Holders until the Bankruptcy Court has entered a Final Order confirming the Plan.  The Bankruptcy Court must hold the Confirmation Hearing before deciding whether to confirm the Plan.

1.             Section 1129(a) of the Bankruptcy Code

a.             Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements specified in section 1129 of the Bankruptcy Code.  If the Bankruptcy Court determines that those requirements are satisfied, it will enter an order confirming the Plan.

The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of the Bankruptcy Code, and that the Plan is proposed in good faith.

b.             Acceptance

Pursuant to section 1126(f) of the Bankruptcy Code, holders of unimpaired claims or interests are conclusively deemed to have accepted a plan.  Accordingly, their votes are not solicited.  Classes 1 and 3 through 6 of the Plan are unimpaired.  As a result, holders of Claims in those Classes are conclusively deemed to have accepted the Plan and are not entitled to vote.

Holders of impaired claims and interests are entitled to vote on a plan, and therefore, must accept a plan in order for it to be confirmed without the application of the “unfair discrimination” and “fair and equitable” tests to such classes.  A class of interests is deemed to have accepted a plan if the plan is accepted by at least two-thirds (2/3) in amount of each such class (other than any interests designated under section 1126(e) of the Bankruptcy Code) and a majority in number of holders that has voted to accept or reject the plan.  Interests in Class 2 are impaired and entitled to vote to accept or reject the Plan.

Under certain circumstances, a class of claims or interests may be deemed to reject a plan of reorganization (such as where holders of claims or interests in such class do not receive any recovery under a chapter 11 plan).  Classes 7 and 8 under the Plan are deemed to have rejected the Plan.

c.             Best Interests Test

With respect to each impaired class of claims and interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”  This analysis requires the Bankruptcy Court to determine what the holders of allowed claims and allowed interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and interests under the plan.

In a chapter 7 liquidation, the cash available for distribution to creditors would consist of the proceeds resulting from the disposition of the unencumbered assets of the debtor, augmented by the unencumbered cash held by the debtor at the time of the commencement of the liquidation case.  Such cash amount would be reduced by the costs and expenses of the liquidation, including, but not limited, to the appointment of a trustee and the trustee’s employment of attorneys and other professionals, and by such additional administrative and priority claims that may result from the termination of the debtor’s business and the use of chapter 7 for the purpose of liquidation.

The liquidation analysis performed by the Debtors with the assistance their financial advisors is attached hereto as Exhibit “E”.

Based on the analysis performed by the Debtors with the assistance of their financial advisors, Debtors submit that each impaired Class will receive under the Plan a recovery at least equal in value to the recovery such Class would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

d.             Feasibility

The Bankruptcy Code permits a chapter 11 plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization, other than as provided in such plan.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  With the exception of the Prepetition Lender Claims, the Plan provides for payment in full, in cash, of all prepetition claims.  The Prepetition Lender Claims will be satisfied in full by participation in the Exit Term Loan, which extends the maturity and modifies certain terms of the Prepetition Credit Agreement.  As demonstrated by the Financial Projections set forth in Exhibit “D” and described more fully in Section VI hereof, the Debtors believe that they will be able to make all payments required pursuant to the Plan and that the confirmation of the Plan is not likely to be followed by additional liquidation or the need for further reorganization.

2.             Unfair Discrimination and Fair and Equitable Tests

The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or equity interests.  To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired classes.  A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or equity interests.  The Debtors believe that the Plan satisfies this requirement.

The Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and equity interests, and allows for a “cramdown” of the Plan, as follows:

·                  Secured Claims:  Either the plan must provide (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and each holder of a claim receives deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estate’s interest in such property; (ii) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale; or (iii) for the realization by such holders of the indubitable equivalent of such claims.

·                  Unsecured Claims:  Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

·                  Equity Interests.  Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock or (y) the value of the stock, or (ii) the holders of interests that are junior to the stock will not receive any property under the plan.

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met.  This power to confirm a plan over dissenting classes — often referred to as “cramdown” — is an important part of the reorganization process.  It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.  The Debtors will seek confirmation of the Plan, notwithstanding the deemed rejection of the Plan by the holders of the Interests.

XI.          ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.            Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in Exhibit E of this Disclosure Statement.  The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (a) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (b) additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of attorneys and other professionals, (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations.

B.            Alternative Plan

If the Plan is not confirmed, the Debtors, or any other party in interest (if the Debtors’ exclusive period in which to file a plan has expired) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets under chapter 11.  The Debtors have concluded that the Plan enables creditors to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors would still incur the expenses associated with discontinuing the Debtors’ businesses.  The process would be carried out in a more orderly fashion over a greater period of time.  Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.  Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan.

XII.        CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims.  This discussion does not address the U.S. federal income tax consequences to (i) holders of Claims who are unimpaired or otherwise entitled to payment in full in cash under the Plan, (ii) holders of Interests in LodgeNet Interactive, or (iii) the DIP Lenders.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS or any other tax authority, or an opinion of counsel, with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities.  Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, holders that are, or hold Claims through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding Claims that are part of a straddle, hedging, constructive sale or conversion transaction).  In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the Exit Term Loans in the secondary market.

This discussion assumes that the Prepetition Lenders Claims and the Exit Term Loans are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code, and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.

Internal Revenue Service Circular 230 notice:  To ensure compliance with Internal Revenue Service Circular 230, holders of Claims and Equity Interests are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.            Consequences to the Debtors

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations, of which LodgeNet Interactive is the common parent, which files a single consolidated U.S. federal income tax return (the “LodgeNet Group”).  The LodgeNet Group has reported consolidated net operating loss (“NOL”) carryforwards in excess of Six Hundred Thirty Million Dollars ($630,000,000.00) for U.S. federal income tax purposes as of the Petition Date.  However, due to existing limitations, the Debtors estimate that only approximately One Hundred Forty-Six Million Dollars ($146,000,000.00) of such NOLS are effectively available to offset current or future income.  The amount of any such NOL carryforwards and other losses, and the extent to which any limitations might apply, remains subject to audit and adjustment by the IRS.

As discussed below, in connection with the Plan, the amount of LodgeNet Group’s available NOL carryforwards may be further restricted following the Effective Date, primarily as a result of the change in the ownership of the LodgeNet Group pursuant to the Plan.

1.             Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes — such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets — by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The amount of COD income incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor.  Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes.  If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced.  Any reduction in tax attributes in respect of COD income generally does not occur until after the determination of the debtor’s income or loss for the taxable year in which the COD is incurred.

The Debtors do not expect to incur substantial COD relative to the amount of its NOL carryforwards.  Moreover, the Debtors do not expect the resulting attribute reduction to impair the amount of NOL carryforwards that would be permitted to be used following the Effective Date as a result of the change in the ownership of the LodgeNet Group pursuant to the Plan, as discussed below.  The amount of COD incurred will depend primarily on the issue price of the Exit Term Loans (see “—Consequences to Holders of Claims—Ownership and Disposition of the Exit Term Loans—OID and Issue Price” below) being issued on the Effective Date.

2.             Potential Application of AHYDO Provisions to the Exit Term Loans

The Exit Term Loans may be subject to the provisions of the Tax Code dealing with applicable high yield discount obligations (“AHYDOs”).  These provisions can result in the deferral, and even disallowance, of an issuer’s deduction of interest with respect to original issue discount (“OID”), including, in the case of the Exit Term Loans (if applicable to such loans), the ultimate deductibility of the stated interest (which, as discussed in XII.B.4 “—Consequences to Holders of Allowed Prepetition Claims —Ownership and Disposition of Exit Term Loans,” will be treated in whole or substantial part as OID).  A debt obligation is generally treated as an AHYDO if it is issued with substantial OID (meaning that there is accrued OID as of the close of the first accrual period ending after the fifth anniversary of issuance in excess of one year’s interest, both actual and imputed), has a yield to maturity of at least five percentage points over the applicable federal rate in effect for the calendar month in which such notes are issued (which for January 2013 is 0.87% for mid-term obligations), and has a maturity of over five years.

Although substantially all of the stated interest on the Exit Term Loans is payable on a current basis in cash, if the issue price of the Exit Term Loans is lower than the face amount of such loans (due to the Exit Term Loans, or the loans for which they are exchanged, being traded on an established market and having a fair market value less than their face amount, see XII.B.4 “—Consequences to Holders of Allowed Prepetition Claims —Ownership and Disposition of Exit Term Loans”), it is possible that the Exit Term B Loans and/or the Exit Term A Loans (depending on the term of such loans) will have substantial OID and thus be subject to the AHYDO provisions.  Accordingly, it is possible that any interest deductions in respect of the Exit Term Loans may be deferred (to the extent not treated as paid in cash) or disallowed.  In this regard, it is uncertain how the cash payments of stated interest should be allocated as between the deferred/deductible portion of OID and the disallowed portion of OID.

3.             Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and certain other tax attributes (including current year NOLs) allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) will be subject to limitation.  Any section 382 limitations apply in addition to, and not in lieu of, the attribute reduction that results from the COD arising in connection with the Plan.  The Debtors believe that there will be substantial NOL carryforwards remaining after the implementation of the Plan to which section 382 of the Tax Code would apply.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation (as here) does not qualify for an exception, the amount of its Pre-Change Losses that may be utilized to offset future taxable income is subject to an annual limitation.  The issuance of the stock of Reorganized LodgeNet to Purchasers pursuant to the Plan will constitute an “ownership change” of the LodgeNet Group.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation (up to the pre-change gross value of the corporation’s assets) immediately after the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.84% for ownership changes occurring in January 2013).  As discussed below, this annual limitation often may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.  However, if the corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two (2) years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses, absent any increases due to recognized built-in gains discussed below.

a.                                      Built In Gains and Losses

Section 382 of the Tax Code can operate to limit the deduction of certain “built-in” losses recognized subsequent to the date of the ownership change.  If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five (5) years (up to the amount of the original net unrealized built-in loss) generally will be treated as Pre-Change Losses and similarly will be subject to the annual limitation.  Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five (5) years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual value is greater than the lesser of (i) Ten Million Dollars ($10,000,000.00) or (ii) fifteen percent (15%) of the fair market value of its assets (with certain adjustments) before the ownership change.  It is expected that LodgeNet Group would be in a net unrealized built-in-gain position as of the Effective Date.  However, due to the possibility that the LodgeNet Group was in a net built-in loss position at the time of one or more of its prior ownership changes, a portion of the Debtors’ depreciation deductions for the remainder of the applicable 5-year recognition period may be limited as a result of such prior ownership changes.

4.                                      Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a twenty percent (20%) rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only ninety percent (90%) of a corporation’s (or consolidated group’s) taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).  Accordingly, usage of the Debtors’ NOLs by the Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

In addition, if a corporation (or group) undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.                                    Consequences to Holders of Allowed Prepetition Lenders Claims

Pursuant to the Plan, and in satisfaction of their respective Claims, each holder of the Allowed Prepetition Lender Claims will receive from Reorganized LodgeNet Interactive its allocable share of the Exit Term Loans in accordance with the Plan.

The U.S. federal income tax consequences of the Plan to a holder of the Allowed Prepetition Lender Claims depends, in part, on whether (or the extent to which) such Claims constitute “securities” for U.S. federal income tax purposes, and if so, whether any Exit Term Loans received in exchange therefor also constitute “securities” for U.S. federal income tax purposes (such that the exchange would qualify for “recapitalization” treatment under the Tax Code).

The term “security” is not defined in the Tax Code or in Treasury regulations and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities for U.S. federal income tax purposes, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities for U.S. federal income tax purposes.  Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form.  Holders of the Allowed Prepetition Lender Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Allowed Prepetition Lender Claims and the Exit Term Loans.

The following discussion describes the U.S. federal income tax consequences to a holder in the alternative, depending on whether the Allowed Prepetition Lender Claims are or are not classified as securities for U.S. federal income tax purposes, but assumes that if the Allowed Prepetition Lender Claims are treated as securities, the Exit Term Loans received in exchange therefor will also be treated as securities (as in effect a continuation of the holder’s investment in the corporation in substantially the same form).  Accordingly, if the Allowed Prepetition Lender Claims constitute securities, the receipt of the Exit Term Loans would be treated as a “recapitalization” for U.S. federal income tax purposes, with the consequences described below in “—Potential Recapitalization Treatment.”  If, on the other hand, the Allowed Prepetition Lender Claims do not constitute securities, the receipt of the Exit Term Loans in satisfaction of the Allowed Prepetition Lender Claims would be treated as a fully taxable transaction, with the consequences described below in “—Fully Taxable Exchange.”

1.                                      Potential Recapitalization Treatment

The classification of an exchange as a recapitalization for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the holder.  If the exchange of the Allowed Prepetition Lender Claims for the Exit Term Loans qualifies as a recapitalization, a holder generally will not recognize any loss upon the exchange. However, a holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See “—Distribution in Respect of Accrued Interest” below.

In the case of recapitalization treatment, a holder’s aggregate tax basis in the Exit Term Loans received will equal its aggregate adjusted tax basis in the Allowed Prepetition Lender Claims exchanged therefor increased by any interest income recognized in the exchange.  The holder’s holding period in the loans received will include its holding period in the Allowed Prepetition Lender Claims exchanged therefor, except to the extent received in respect of accrued but unpaid interest, which will have a holding period beginning on the day following the date of the exchange.

2.                                      Fully Taxable Exchange

If the exchange of an Allowed Prepetition Lender Claim pursuant to the Plan is a fully taxable exchange, the holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash or the “issue price” of the Exit Term Loans (which potentially could be the fair market value of the Exit Term Loans, see “—Ownership and Disposition of Exit Term Loans” below) received, other than any consideration received in respect of a Claim for accrued but unpaid interest, and (ii) the holder’s adjusted tax basis in the Claim exchanged (other than any basis attributable to accrued but unpaid interest).  In addition, a holder of a Claim will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See “—Distribution in Respect of Accrued Interest” below.

Holders are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting any gain that may be recognized by such holders in respect of such Claims.

Where gain or loss is recognized by a holder in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, how long the Claim has been held, and whether and to what extent the holder had previously claimed a bad debt deduction in respect of such Claim.  In addition, a holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the IRC.  Under the market discount rules, any gain recognized upon satisfaction of the Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the holder recognizes in the exchange.

In the case of a taxable exchange, a holder’s tax basis in any Exit Term Loans will equal the amount taken into account in respect of such loans in determining the holder’s gain or loss, and its holding period in the loans received should begin on the day following the Effective Date.

3.                                      Distribution in Respect of Accrued Interest

In general, to the extent that any consideration received pursuant to the Plan by a holder of a Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder generally incurs a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest).  See Section 6.11 of the Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  Holders are urged to consult their tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

4.                                      Ownership and Disposition of Exit Term Loans

The Exit Term Loans will be issued with OID for U.S. federal income tax purposes.  The amount of OID, and the manner in which the Exit Term Loans will be treated under the OID provisions of the Tax Code, depends in part on whether the “issue price” of the respective Exit Term Loans is less than the face amount of such loans for OID purposes.  As discussed below, the Debtors intend to treat any Exit Term Loans as to which the issue price is less than its face amount as a “contingent payment debt instrument” under applicable Treasury regulations (the “Contingent Payment Debt Regulations”).

The “issue price” of the Exit Term A Loans and the Exit Term B Loans, respectively, depends in part on whether, at any time during the 31-day period ending 15 days after the Effective Date, such loans or the Prepetition Lender Claims are traded on an “established market.”  Pursuant to applicable Treasury regulations, an “established market” need not be a formal market.  In general, a debt will be treated as traded on an established market if (i) there is an executed purchase or sale of the debt within the 31-day period and the price becomes reasonably available to the issuer within a reasonable period after the sale or (ii) there is one or more “firm quotes” or “indicative quotes” for the debt (in each case as such terms are defined in applicable Treasury regulations) from a broker, dealer or pricing service.  However, a debt will not be treated as traded on an established market if the outstanding stated principal amount of the issue does not exceed One Hundred Million Dollars ($100,000,000.00) (the “small issuance exception”).  Pursuant to the Exit Term Loan Term Sheet, it is possible that the aggregate state principal amount of the Exit Term B Loans may be under One Hundred Million Dollars ($100,000,000.00).  If the Debtors determine that the Exit Term A Loans, the Exit Term B Loans and/or the Prepetition Lender Claims are traded on an established market, such determination will be binding on all holders, other than a holder that explicitly discloses its inconsistent treatment on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, the reasons for its different determination and, if applicable, how the holder determined the fair market value.  Neither the Debtors’ nor a holder’s determination is binding on the IRS, however; accordingly, there is no assurance that the IRS will not successfully assert a contrary position.

If (as is anticipated) the Exit Term A Loans are considered traded on an established market, the issue price of the Exit Term A Loans will equal their fair market value on the Effective Date.  Similarly, if the small issuance exception does not apply to the Exit Term B Loans and such loans are considered traded on an established market, the issue price of the Exit Term B Loans will equal their fair market value on the Effective Date.  If the Exit Term A Loans or the Exit Term B Loans (as the case may be) are not treated as traded on an established market for OID (including by reason of the small issuance exception), but the Prepetition Lender Claims are so treated, the issue price of such loans will be based on the fair market value of the Prepetition Lender Claims.  If neither the Prepetition Lender Claims, on the one hand, nor the Exit Term A Loans or the Exit Term B Loans (as the case may be), on the other hand, are considered traded on an established market, the issue price the Exit Term A Loans or the Exit Term B Loans (as applicable) should be the face amount of such loans.

Significantly, depending on whether the issue price of the Exit Term A Loans or the Exit Term B Loans, respectively, is less than the face amount of such loans affects the determination of whether such loans will be treated as “contingent payment debt instruments” under the Contingent Payment Debt Regulations.  Because there is more than a remote likelihood that holders of Exit Term A Loans and Exit Term B Loans will receive payments on such loans pursuant to the Excess Cash Flow sweep, which creates a contingency as to the timing of payments (such that, depending on the timing of payments, the implied yield of the instrument could change if the issue price of the loans is less than their face value), the Debtors intend to treat any Exit Term Loans which have an issue price less than their face amount as contingent payment debt instruments.  However, since their issuance more than a decade ago, the Contingent Payment Debt Regulations have reserved a place for the possible issuance of special rules with respect to the treatment of payments that are contingent only as to timing.  As a result, there remains some uncertainty as to the required treatment of such contingencies.

The taxation of contingent payment debt instruments is complex.  In general, the rules applicable to such instruments could require a holder to accrue ordinary income at a higher rate than the stated interest rate and the rate that would otherwise be imputed under the OID rules, and to treat as ordinary income (rather than capital gain) any gain recognized on the taxable disposition of an Exit Loan.  Holders are urged to consult their tax advisors regarding the determination of issue price and the application of the Contingent Payment Debt Regulations to the Exit Term Loans.

Loans Treated as Contingent Payment Debt Instruments.  If the Exit Term A Loans and/or the Exit Term B Loans are treated as contingent payment debt instruments, the Debtors must construct a “projected payment schedule” for whichever loans are treated as contingent payment debt instruments (hereafter referred to as “contingent term loans”).  Holders of contingent term loans generally must recognize all interest income with respect to such loans (including stated interest) on a constant yield basis (regardless of their method of accounting) at a rate determined based on the “issue price” and the projected payment schedule for such loans, subject to certain adjustments if actual contingent payments differ from those projected.  In the present case, the projected payment schedule generally will be determined by including each noncontingent payment and the “expected value” as of the issue date of each projected contingent payment of principal and interest on the contingent term loans, adjusted as necessary so that the projected payments discounted at the “comparable yield” (which is the greater of the yield at which the Debtors would issue a fixed-rate debt instrument with terms and conditions similar to those of the contingent term loans, as applicable, or the applicable federal rate) equals the issue price for such loans.

The amount of interest that is treated as accruing during an accrual period on a contingent term loan is the product of the “comparable yield” and contingent term loan’s adjusted issue price at the beginning of such accrual period.  The “adjusted issue price” of a contingent term loan is the issue price of such loan increased by interest previously accrued on such loan (determined without adjustments for differences between the projected payment schedule and the actual payments on such loan), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on such loan.

Except for adjustments made for differences between actual and projected payments, the amount of interest included in income by a holder of a contingent term loan is the portion that accrues while such holder holds such loan (with the amount attributable to each accrual period allocated ratably to each day in such period).  If actual payments differ from projected payments, then the holder generally will be required in any given taxable year either to include additional interest in gross income (i.e., where the actual payments exceed projected payments in such taxable year) or to reduce the amount of interest income otherwise accounted for on the contingent term loan (i.e., where the actual payments are less than the projected payments in such taxable year), as applicable.  If the negative adjustment exceeds the interest for the taxable year that otherwise would have been accounted for on the contingent term loan, the excess will be treated as ordinary loss.  However, the amount treated as an ordinary loss in any taxable year is limited to the amount by which the holder’s total interest inclusions on such contingent term loan exceed the total amount of the net negative adjustments the holder treated as ordinary loss on such contingent term loans in prior taxable years.  Any remaining excess will be a negative adjustment carryforward and may be used to offset interest income in succeeding years.  If a contingent term loan is sold, exchanged or retired, any negative adjustment carryforward from the prior year will reduce the holder’s amount realized on the sale, exchange or retirement.

The yield, timing and amounts set forth on the projected payment schedules are for U.S. federal income tax purposes only and are not assurances by the Debtors with respect to any aspect of the contingent term loans.  After issuance, any holder of a contingent term loan may obtain the comparable yield, the projected payment schedule, the issue price, the amount of OID, and the issue date for the contingent term loan by writing to the Debtors.  For U.S. federal income tax purposes, a holder generally must use the Debtor’s comparable yield and projected payment schedule for a contingent term loan in determining the amount and accrual of OID on such loan unless such schedule is unreasonable and the holder explicitly discloses in accordance with the Contingent Payment Debt Regulations its differing position and why the Debtor’s schedule is unreasonable.  The IRS generally is bound by the Debtor’s comparable yield and projected payment schedule unless either is unreasonable.

Loans Not Treated as Contingent Payment Debt Instruments.  As to any Exit Term Loans that are not treated as contingent payment debt instruments, the amount of OID will be equal to the excess of the “stated redemption price at maturity” of such loans over their “issue price.”  For this purpose, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest,” i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer).  Due to the ability under certain circumstances to pay all but 1% per annum of four interest payments with additional debt (“PIK interest”), only a small portion of the stated interest (i.e., the 1%), will be qualified stated interest, provided that the requirement to pay 1% is applied separately to each of the Exit Term Loans and to the Exit Revolver.  Such portion generally will be includible in the holder’s income in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. The remainder of the stated interest will be included in the stated redemption price at maturity and thus will be taxed as part of OID.

A holder of the Exit Term Loans generally must include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the Exit Term Loans.  Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a holder includes in income will increase the tax basis of the holder in its Exit Term Loans.  A holder generally will not be required to include separately in income cash payments received on the Exit Term Loans; instead, except as discussed below (with respect to Exit Term Loans received in a “recapitalization” exchange, in which instance some amount of income or gain may be recognized if the holder has a tax basis less than the issue price of the Exit Term Loans), such payments will reduce the holder’s tax basis in its Exit Term Loans by the amount of the payment.

The amount of OID includible in income for a taxable year by a holder of such Exit Term Loans generally will equal the sum of the “daily portions” of the total OID on the loan for each day during the taxable year (or portion thereof) on which such holder held the loan.  Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID on such Exit Term Loans that is allocable to the accrual period in which such day is included.  The amount of OID allocable to each accrual period generally will be an amount equal to the product of the “adjusted issue price” of the Exit Term Loans at the beginning of such accrual period and its yield to maturity.  The “adjusted issue price” of the Exit Term Loans at the beginning of any accrual period will equal the issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on such bond on or before the first day of the accrual period.

Any Exit Term Loans acquired in a “recapitalization” exchange (that are not treated as contingent payment debt instruments) may be subject to the premium and market discount rules of the Tax Code, as discussed below.

Premium.  Other than in respect of any contingent term loans, the amount of OID includible in a holder’s gross income with respect to any Exit Term Loans will be reduced or eliminated if the loan is acquired (or deemed to be acquired) at a “premium.”  A debt instrument is acquired at a “premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition.  Accordingly, a holder may only have a “premium” with respect to any Exit Term Loans received if the loans were acquired in a “recapitalization” exchange, such that its tax basis in its Exit Term Loans was based on its adjusted tax basis in its Prepetition Lender Claims.  Otherwise, a holder’s initial tax basis in the Exit Term Loans will equal the issue price of the loans.

If a holder acquires any Exit Term Loans at a premium, the amount of any OID includible in its gross income in any taxable year with respect to such loans (other than any contingent term loans) will be (i) eliminated if the holder’s tax basis in such loans exceeds their stated redemption price at maturity, or (ii) reduced by an allocable portion of the premium (generally determined by multiplying the annual OID accrual with respect to such Exit Term Loans by a fraction, the numerator of which is the amount of the premium, and the denominator of which is the total OID).  Alternatively, in the second case, if a holder is willing to treat all stated interest as OID (including qualified stated interest), such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method.  Such an election may not be revoked without the consent of the IRS.  In the event the Exit Term Loans have qualified stated interest, and a holder’s premium exceeds the amount of OID, the holder should be entitled to deduct a portion of such excess premium against the qualified stated interest based on a constant yield method (but not in excess of the qualified stated interest then accrued).  Under recently issued temporary regulations, any excess premium that has not been allowed due to the limitation to accrued qualified stated interest should be allowed as a deduction as of the end of the holder’s accrual period in which the Exit Term Loan is sold, retired or otherwise disposed of.

Market Discount. Other than in respect of any contingent term loans, any holder of a Claim that has a tax basis in any Exit Term Loans received less than the issue price of such loans generally will be subject to the market discount rules of the Tax Code (unless such difference is less than a de minimis amount).  In addition, as discussed below, a holder who acquired its Claim at a market discount and that receives its Exit Term Loans as part of a “recapitalization” exchange may be required to carry over to such loans any accrued market discount with respect to its Claim to the extent not previously included in income.

Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, the Exit Loan as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued with respect to such loan at the time of such payment or disposition.  A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues.  Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such Exit Term Loans to the maturity date of the loans, unless the holder irrevocably elects to compute the accrual on a constant yield basis.  This election can be made on a debt-by-debt basis.

The Treasury Department has long been expected to promulgate regulations explicitly providing that any accrued market discount not treated as ordinary income upon a tax-free exchange (such as a “recapitalization”) of market discount bonds would carry over to the nonrecognition property received in the exchange.  If such regulations are promulgated and applicable to the Plan and, likely, even without the issuance of regulations, any holder of a Prepetition Lender Claim that constitutes a “security” for federal income tax purposes would carry over any accrued market discount incurred in respect of such Claim to any Exit Term Loans received for such Claim pursuant to the Plan (presumably allocated on the basis of relative fair market value), such that any gain recognized by the holder upon a subsequent disposition of such loans also would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

5.                                      Sale, Redemption or Other Taxable Disposition.

Loans Treated as Contingent Payment Debt Instruments.  Unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, redemption (including at maturity) or other taxable disposition of a contingent term loan equal to the difference, if any, between such holder’s adjusted tax basis in such loan and the amount realized on the sale, redemption or other disposition (with any negative adjustment carryforward from the prior year reducing such holder’s amount realized).

Under applicable Contingent Payment Debt Regulations, any gain recognized on a sale, redemption or other taxable disposition of a contingent term loan generally will be ordinary interest income, and any loss will be an ordinary loss to the extent a holder’s total interest inclusions on such loan exceed the total amount of ordinary loss such holder took into account through the date of the disposition with respect to differences between actual payments and projected payments (and any additional loss generally will be capital loss).

For purposes of computing gain or loss, a holder’s adjusted tax basis in a contingent term loan generally will equal the holder’s initial tax basis in such loan, increased by the amount of any interest previously accrued on such loan (determined without adjustments for differences between the projected payment schedule and the actual payments on such loan) up through the date of the sale, redemption or taxable disposition, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on such loan.

Loans Not Treated as Contingent Payment Debt Instruments.  Unless a non-recognition provision applies and subject to the discussion below with respect to market discount, holders generally will recognize capital gain or loss upon the sale, redemption (including at maturity) or other taxable disposition of an Exit Loan that is not a contingent payment debt instrument equal to the difference, if any, between such holder’s adjusted tax basis in such loan and the amount realized on the sale, exchange or redemption.  Generally, a holder’s adjusted tax basis will be equal to its initial tax basis in such loan increased by any OID previously included in income, and reduced by cash payments received on such loan other than payments of qualified stated interest.  If applicable, a holder’s adjusted tax basis in the loan also will be (i) increased by any market discount previously included in income by such holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any amortizable premium which the holder has previously deducted or which is deductible in the current period.

The gain or loss will generally be treated as capital gain or loss except to the extent the gain is treated as accrued market discount in which case it is treated as ordinary income as discussed above in “—Ownership and Disposition of Exit Term Loans—Loans Not Treated as Contingent Payment Debt Instruments—Market Discount.”  Any capital gain or loss generally should be long-term if the holder’s holding period for the loan is more than one year at the time of disposition.

6.                                      Potential Application of AHYDO Provisions to the Holders of Exit Term Loans

The Exit Term Loans may be subject to the provisions of the Tax Code dealing with applicable high yield discount obligations, as discussed in XII.A.2 “—Consequences to the Debtors —Potential Application of AHYDO Provisions to the Exit Term Loans,” in which event a portion of the Debtors’ deduction with respect to the accrued OID may be disallowed.  In such instance, an equivalent portion of a corporate holder’s income with respect to such OID may be treated as a dividend for purposes of the dividend-received deduction to the extent such amount would be so treated if it had been a distribution made by Reorganized LodgeNet Interactive with respect to its stock (that is, to the extent Reorganized LodgeNet Interactive has sufficient earnings and profits such that a distribution in respect of stock would constitute a dividend for federal income tax purposes and, presumably, subject to certain holding period and taxable income requirements and other limitations on the dividend-received deduction).

7.                                      Information Reporting and Backup Withholding

All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding).  Under federal income tax law, payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the Exit Term Loans, may be subject to “backup withholding” (currently at a rate of twenty-eight percent (28% )) if a recipient of those payments fails to furnish to the payor certain identifying information, and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  Each holder should consult its tax advisor regarding its qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only.  All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

XIII.                    CONCLUSION AND RECOMMENDATION

All holders of Claims entitled to vote are urged to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received by February 4, 2013, at 5:00 p.m. (Pacific Time).

Dated:           January 4, 2013

Respectfully submitted,

LodgeNet Interactive Corporation
LodgeNet International Inc.
LodgeNet StayOnline Inc.
On Command Corporation
On Command Video Corporation
LodgeNet Healthcare Inc.
The Hotel Networks Inc.
Hotel Digital Network Inc.
Puerto Rico Video Entertainment Corporation
Virgin Islands Video Entertainment Corporation
Spectradyne International Inc.

By:	/s/ James Naro

EXHIBIT A

THE PLAN

EXHIBIT B

PREPETITION LENDERS’ PLAN SUPPORT AND LOCK-UP AGREEMENT

EXHIBIT C

DIP LOAN COMMITMENT LETTER

EXHIBIT D

FINANCIAL PROJECTIONS

SECTION 1 — BALANCE SHEET OF REORGANIZED LODGENET INTERACTIVE

LodgeNet Interactive Corporation and Subsidiaries

PRO FORMA Consolidated Balance Sheets (Unaudited)

(Dollar amounts in thousands, except share data)

	March 31,
	2013
Assets
Current assets:
Cash	$40,203	(a)
Accounts receivable, net	33,026	(b)
Other current assets	15,000	(c)
Total current assets	88,229

Property and equipment, net	100,000	(d)
Intangible assets, net	175,000	(e)
Reorganization value in excess of identifiable assets	134,605	(f)
Other assets	8,000	(g)
Total assets	$505,834

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,880	(h)
Accrued & other current liabilities	7,980	(i)
Notes Payable	30,000	(j)
Current maturities of long-term debt	3,580	(k)
Accrued expenses	10,000	(l)
Deferred revenue	18,000	(m)
Total current liabilities	85,440

Long-term debt	354,394	(n)
Other long-term liabilities	3,000	(o)
Total liabilities	442,834

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—
Common stock	60	(p)
Additional paid-in capital	59,940	(q)
Retained earnings	—
Accumulated other comprehensive income	3,000	(r)
Total stockholders’ equity	63,000
Total liabilities and stockholders’ equity	$505,834

2

Notes:

(a)         Projected cash balance at March 31 of approximately $6 million plus $60 million cash investment from the Colony consortium of investors less (i) prepetition accounts payable net of $30 million owed to DIRECTV, (ii) estimated professional fees through exit, (iii) remaining KEIP/KERP payments

(b)         Projected accounts receivable are estimated based on historical collection experiences and include foreign receivables

(c)          Estimate of prepaid insurance, expenses, inventory/work in progress, projects costs

(d)         Estimated property and equipment based on expected December 31, 2012 balance less depreciation & amortization, plus forecasted capital expenditures through March 31, 2013

(e)          Estimated fair value of intangibles including customers, contracts, and other assets.

(f)           Excess of the sum of liabilities and stockholders’ equity over book value of the assets

(g)         Estimate of deferred tax asset, long term investments, intellectual property and other long term receivables

(h)         Forecast of post-petition accounts payable at emergence are estimated based on contractual or specified payment terms extended by the Debtor’s vendors

(i)            Estimated contingent and priority/employment claims

(j)            Estimated allowable prepetition amount owed to DIRECTV under the Colony Memorandum of Understanding with DIRECTV

(k)         Estimated based on 1% of $358 million plus outstanding borrowings under the $20 million exit facility. The exit facility is not expected to be drawn at emergence

(l)            Estimate of accrued payroll, taxes and other expenses

(m)     Estimate based on current sales volumes of free to guest services

(n)         Long term portion of $358 million facility including accrued interest through the first quarter of 2013

(o)         Estimate of deferred revenue, vehicle lease liabilities and other long term commitments

(p)         Common stock (at par) component of $60 million investment from Colony and other investors

(q)         Additional paid-in capital component of $60 million investment from Colony and other investors

(r)          Foreign currency translation adjustment

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SECTION 2 – PROJECTED STATEMENTS

Selected Income Statement, Cash Flow and Balance Sheet Items	($ in millions)

	Apr-Dec 2013	2014	2015	2016	2017

Guest Entertainment	$132	$189	$203	$215	$228
Advertising	9	18	31	46	59
Other Revenue	144	193	193	203	208
Total Revenue	$285	$400	$426	$464	$495
Revenue Growth %			7%	9%	7%

Total Direct Costs	(179)	(247)	(257)	(275)	(290)
Gross Profit	$106	$153	$169	$189	$206

Systems Operations	$(24)	$(32)	$(33)	$(34)	$(38)
SG&A	(32)	(47)	(50)	(52)	(52)
Adjusted Operating Cash Flow	$51	$74	$87	$103	$116
AOCF Margin %	18%	18%	20%	22%	23%

Capital Expenditure	$(20)	$(15)	$(10)	$(10)	$(10)
Restructuring Costs	(12)	(10)	(5)
DTV Payment Plan(4)	(19)	(12)
Adjusted Unlevered Free Cash Flow	$(1)	$37	$72	$93	$106

Revolver Balance	—	—	—	—	—
Term Loan Balance(5)	$355	$352	$348	$345	$341
Total Debt	$355	$352	$348	$345	$341

Notes:

(a)         Guest Entertainment Revenue. This category includes revenues related to on-demand entertainment such as movies, television on-demand, music and games.

(4)         Represents an estimated $30 million of pre-petition accounts payable owed to DIRECTV, which in accordance with the MOU are to be repaid in five equal quarterly payments commencing 90 days after consummation of the Colony Transaction. Balance includes an interest rate of 5.0% per annum and excludes any offset of accounts receivable owed from DIRECTV.

(5)         Excludes any mandatory prepayment of term loan from 50% of Excess Cash Flow, as defined in the Debt Restructuring Term Sheet.

4

(b)         Advertising Revenue. This category includes revenues from ad insertion as part of the Debtors’ plan to build out its advertising network.

(c)          Other Revenue. This category includes revenues from free-to-guest, system sales, healthcare and broadband activities.

(d)         Direct Costs. This category includes costs associated with the royalties paid to studios, commissions paid to hotels, licensing fees, internet connectivity and commissions paid to third-party vendors.

(e)          System Operations. This category includes costs directly related to the operation and maintenance of systems at hotel sites. The Debtors expect to bring these expenses down to 8% of revenue, on average.

(f)           SG&A. This category includes costs primarily include payroll costs, share-based compensation, engineering development costs and legal, marketing, professional and compliance costs. The Debtors expect to bring these expenses down to 11% of revenue, on average.

(g)         Capital Expenditures. Capital expenditures are comprised primarily of maintenance capital expenditure associated with the Debtors relocating and operating its corporate headquarters on the West coast. As a result of the new satellite deal, the Debtors do not expect capital expenditure subsidies post-2013.

(h)         Restructuring Costs. Restructuring costs include relocation and acquisition costs associated with the go-forward business and its transition of personnel.

5

EXHIBIT E

LIQUIDATION ANALYSIS

Pursuant to Section 1129(a)(7) of the Bankruptcy Code each holder of an impaired Claim or Interest either (a) accepts the Plan of reorganization or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

The purpose of the Liquidation Analysis that follows is to provide information in order for the Bankruptcy Court to determine that the Plan satisfies this requirement.  The Liquidation Analysis was prepared to assist the Bankruptcy Court in making this determination and should not be used for any other purpose. The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case.  The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the time of the commencement of the chapter 7 case.  The next step, however, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.  Any remaining net Cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below).  Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the chapter 11 cases and allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals.  Moreover, additional Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtors both prior to, and during the pendency of, the Chapter 11 Cases.

The foregoing types of Claims, costs, expenses, fees and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.  Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, and (iii) the difficulty in being able to sell individual businesses or components of businesses given that most LodgeNet businesses depend on the integrated Debtors for functions such as  product development,  intellectual property, and contracts entered with different vendors, the Debtors have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of the Debtors.  The analysis is based upon a number of significant assumptions which are described.  The liquidation analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

The following presents the general assumptions that were used in preparing the Liquidation Analysis assuming a chapter 7 case in which a chapter 7 trustee is charged with reducing to cash any and all assets of the Debtors and making distributions to the holders of Allowed Claims and Equity Interests in accordance with the distributive provisions of section 726 of the Bankruptcy Code.

The Liquidation Analysis is limited to presenting information provided by management and does not include an independent evaluation of the underlying assumptions.  The Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants.  The estimates and assumptions, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of management.  Accordingly, there can be no assurance that the results shown would be realized if the Debtors were liquidated, and actual results in such case could vary materially from those presented.  If actual results are different from those shown, or if the assumptions used in formulating the Liquidation Analysis were not realized, then distributions to and recoveries by holders of Allowed Claims and Equity Interests would be materially affected.

In addition, the actual amounts of Claims against the Debtors’ estates could vary significantly from estimated amounts depending upon the Claims asserted during the pendency of the chapter 7 case, by reason of, among other things, the breach or rejection of executory contracts and leases.  The Liquidation Analysis does not include liabilities that may arise as a result of litigation, certain contingent or new tax assessments, or other potential Claims.  The Liquidation Analysis also does not include recoveries from potential avoidance actions.  For the foregoing reasons and others, the Liquidation Analysis is not necessarily indicative of the amounts that may be realized in an actual liquidation, which amounts could vary materially from the estimates provided herein.

The Liquidation Analysis, which was prepared by the Debtors in consultation with their financial and legal advisers, is based upon a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to

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significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management.  The Liquidation Analysis is based upon assumptions with regard to liquidation decisions that would be made by the trustee (not management) and that are subject to change.  Accordingly, there can be no assurance that the amounts reflected in the Liquidation Analysis would be realized by the Debtors were they, in fact, to undergo such a liquidation.

General Assumptions

(1)           The Liquidation Analysis is based upon an estimate of the proceeds that may be realized by the Debtors in the event that the Debtors’ assets are liquidated under chapter 7 of the Bankruptcy Code.  The Liquidation Analysis is based upon a balance sheet as of October 31, 2012 and upon projections for certain current assets (i.e., Cash & Cash Equivalent and Account Receivable) and certain claims (i.e., net prepetition Account Payables) based on projections developed by the Debtors during December 2012.   Management of the Debtors does not believe at this time that future projected information on other assets or liabilities would vary significantly.  However, this analysis is subject to change as a result of any changes to the Debtors’ planned operating activities.

(2)           The chapter 7 liquidation period is assumed to be 8 to 12 months following the appointment or election of a chapter 7 trustee.  The collection of receivables and the marketing and sale of property, plant and equipment are assumed to be completed by the end of the third month.  It is assumed that services would be provided to the Debtors’ customers only during the first 30 days during the liquidation period and the wind-down of business operations of the Debtors will occur during the two months after all service to customers is discontinued. The wind-down costs have been estimated by the Debtors’ management and any deviation from this assumed period could have a material impact on the wind-down costs, the amount of administrative claims, proceeds from asset sales and the ultimate recovery to the creditors of the Debtors’ estates.

(3)           All distributions will be made as and when proceeds from the disposition of assets and collection of receivables are received; however, the projected recoveries have not been discounted to reflect the present value of any distributions.

(4)           Management believes that it is unlikely that material taxable gains would be triggered through a liquidation of the Debtors’ assets.  However, if for some reason there were to be a taxable gain from the liquidation of the Debtors’ assets, the Debtors believe that any realized gains could be offset by the Debtors’ current pretax losses and/or net operating loss carry forwards with minimal tax liability resulting.

(5)           The Debtors’ Canadian subsidiary has current assets and net Property and Equipment that account for less than 6% of the Debtors’ consolidated current assets and of the consolidated net Property and Equipment.   Management believes that any potential recovery from the liquidation of the Canadian subsidiary would be consumed in the wind down of that entity.   For ease of analysis and conservatism, the Liquidation Analysis assumes that the recovery from the liquidation assets of the Canadian subsidiary is no less than the recovery from the liquidation of the US assets.

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(6)           The Debtors’ Mexican branch of operations has current assets and net Property and Equipment that account for less than 3% of the Debtors’ consolidated current assets and of the consolidated net Property and Equipment.   Management believes that any potential recovery from the liquidation of the Mexican operations would be consumed in the wind down of those operations.   For ease of analysis and conservatism, the Liquidation Analysis assumes that the recovery from the liquidation assets of the Mexican operations is no less than the recovery from the liquidation of the US assets.

(7)           The values reflected in the Liquidation Analysis are based on the assumption that the chapter 7 trustee pursue a liquidation strategy and, if possible, distressed sales under chapter 7 of the Bankruptcy Code.  As a result, the values reflected in the Liquidation Analysis are not indicative of the values that might be received were the chapter 7 trustee to sell any of their businesses as going concerns in a formal business sale transaction.

Notes to Liquidation Analysis

The notes below identify and describe the significant assumptions that are incorporated in the Liquidation Analysis:

(1)                                 The Debtors’ projected Cash and Cash Equivalents upon discontinuance of service is approximately $8.0 million.  In liquidation, the estimated recovery on the balance of Cash and Cash Equivalents is 100%.

(2)                                 The Debtors’ accounts receivable are primarily amounts owed by their customers.  The Debtors’ management believes that liquidation would have a significant impact on collections of accounts receivables as hotels will be forced to make investments to procure alternative providers of services.  An estimated recovery percentage has been assigned to each category of receivable.  The Debtor’ management further assumes that the doubtful accounts are not collectable.

(3)                                 Deferred Tax Assets (both the current and the Long term portions) include the estimated realization of the Debtors’ Canadian subsidiary Net Operating Losses and management considers that these are not recoverable in a Chapter 7 liquidation.

(4)                                 Other Current assets consist primarily of certain current assets such as (i) professional services already paid to estate professionals, (ii) prepaid expenses (e.g., prepaid insurance, royalties, and service and maintenance agreements) as well as inventories of electronic equipment and supplies at warehouse and field locations.  Management has assigned each category of assets in this group its own estimated recovery target range. As a note, professional retainers paid are being used in this Liquidation Analysis to offset Chapter 11 professional expenses.

(5)                                 Property and Equipment consist primarily of Land, Building, and Equipment & Computers.  Management has gone through each category of fixed assets in this group: (i) Land, building & Improvements, (ii) Vehicles, Furniture and Fixtures, and (iii) equipment and computers and assigned an estimated recovery to each category.   The estimate for the sale of the Sioux Falls building and land has been developed taking into consideration prior marketing efforts.    In addition, an estimated recovery percentage

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has been assigned to each category of fixed assets.  These estimates have been made taking into consideration the depreciation recorded for each category within this group as well as the fact that the equipment is distributed in over 7,000 hotels and over 1.4 million rooms, making it in many cases impractical to recover for liquidation purposes.

(6)                                 The Debtors’ assets also include approximately $105 million in Other Long Term Assets that primarily include intangible assets (including customers, studio relations, trade names and patents),  and goodwill (representing the excess of cost over the fair value of the net assets acquired in connection with the acquisitions of StayOnline, On Command, and The Hotel Networks).  The Debtors’ management believes that liquidation of the assets in this group would yield very limited recovery potential, if any.

(7)                                 The Debtors’ management believes that the sale of the HealthCare business in a forced liquidation is complicated by the fact that the HealthCare business is dependent on corporate product development, intellectual property and field service arrangements..  The dependency of the HealthCare business on government contracts and the additional costs, requirements and other risks that may be associated with a potential buyer assuming these contracts further complicates a sale of the business. For the purposes of the Liquidation Analysis management assumes that the Trustee and a potential buyer negotiate appropriate mechanisms to enable a divestiture transaction resulting in a net recovery estimated in the range of $5 million to $20 million.

(8)                                 The proceeds of a potential liquidation and sale of the Broadband Unit are consistent with prior M&A discussions for the Unit and provide an upper range of $3 million in a distressed sale.

(9)                                 Wind-down expenses include operating costs and expenses associated with providing 30 days of service to customers before the final discontinuance of their service and the liquidation of assets thereafter. These expenses include certain employee salaries, benefits and retention payments, building occupancy costs, legal and professional services, and insurance costs.  These expenses are considered in the cash flow projections that set the adjusted cash balance as of the date of filing of the liquidation proceeding.  Revenue collections for services provided during the last 30 days of service are included in the value of the adjusted accounts receivable.

(10)                          In addition, the Debtors will incur wind-down expenses throughout an 8 to 12 month liquidation period following the filing of the Liquidation proceeding, as and when proceeds from the disposition of assets and collection of receivables occur.  No interest income is assumed to be earned on the net liquidation proceeds.

(11)                          It is presumed administrative and priority claims will, in practice, be paid prior to payment on secured claims.

(12)                          Administrative Claims consist of payments to vendors for goods and services provided to the Debtor during the bankruptcy cases.

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(13)                          Trustee fees are projected to be approximately 3% of gross liquidation proceeds in accordance with section 326 of the Bankruptcy Code.

(14)                          Professional fees represent the costs of a chapter 7 case for attorneys, accountants, appraisers and other professionals retained by the chapter 7 trustee as well as the remainder of the chapter 11 professional fees (offset by the estimated outstanding retainers).  Fee estimates were based upon management’s review of the nature of these costs.

(15)                          Secured Claims consist of the estimated value of the total outstanding principal of the Prepetition Credit Facility plus the estimated pre-petition unpaid interest and estimated post-petition unpaid interest during the Chapter 11 Cases.  No interest is assumed to accrue during the Chapter 7 liquidation.

(16)                          Estimates for the Unsecured claims are based on (i) the net estimated prepetition Accounts Payable as of the commencement of the Chapter 11 Cases, (ii) the success fees agreed to by the Debtors  with the professionals in connection with the current restructuring, (iii) the estimated KEIP and KERP payments, (iv) the current estimate of rejection damages for unexpired leases, (v) the current estimate of rejection damage for executory contracts, and (vi) the current estimate of contingent claims and of non-priority employment claims

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LodgeNet Liquidation Analysis

I. STATEMENT OF ASSETS

		Hypothetical Recovery		Estimated Liquidated Value
	Adjusted Net	Percentage		(Unaudited)
	Asset Value	Low	High	Low	High
Assets

Current Assets:
Cash & Cash Equivalents	7,978,742	100%	100%	7,978,742	7,978,742
Accounts Receivable	31,589,182	50%	75%	15,794,591	23,691,887
Allowance for Doubtful Accounts	(389,013)	100%	100%	(389,013)	(389,013)
Deferred Tax Asset - Current	567,548	0%	0%	—	—
Other Current Assets	14,259,660	2%	5%	291,318	768,150
Total Current Assets	54,006,120	44%	59%	23,675,638	32,049,766

Traditional Assets - Clearing Acct	94,474	15%	30%	14,171	28,342
Land, Bldg & Improvements	10,610,067	71%	89%	7,579,741	9,474,676
Vehicles, Furniture & Fixtures	830,001	7%	15%	60,823	121,645
Equipment & Computers	5,166,829	15%	30%	775,024	1,550,049
Property Assets	67,967,514	5%	25%	3,396,725	16,983,626
System Components	9,172,383	20%	50%	1,825,303	4,563,256
Product Development Assets	12,116,123	0%	10%	—	1,211,612
Accumulated Depreciation	—			—	—
Property & Equipment	105,957,392	13%	32%	13,651,787	33,933,206
Intercompany Receivables (Payable)	(2)	100%	100%	(2)	(2)
Debt Issuance Costs, Net	1,787,992	0%	0%	—	—
Investment in Subsidiaries	2,865,790	5%	5%	142,030	142,030
Deferred Tax Asset	2,510,095	0%	0%	—	—
Other Assets, Net	6,504,157	0%	0%	—	—
Software Development Assets, Net	915,083	0%	10%	—	91,508
Intangible Assets, Net	84,474,007	0%	0%	44,844	358,752
Goodwill	7,466,333	0%	0%	—	—
Total Other Assets	106,523,455	0%	1%	186,872	592,288
Total Long Term Assets	212,480,847	7%	16%	13,838,658	34,525,494

Total Assets	266,486,966	14%	25%	37,514,296	66,575,260

Sale of Broadband				—	3,000,000
Sale of Healthcare				5,000,000	20,000,000
Gross Estimated Proceeds Available for Distribution				42,514,296	89,575,260
Less:
Wind-Down Expenses				(6,792,891)	(7,831,691)
Operating Costs & Expenses				(100,000)	(180,000)
Net Proceeds Available for Distribution				35,621,405	81,563,569

II. DISTRIBUTION OF PROCEEDS

		Hypothetical Recovery		Estimated Liquidated Value
		Percentage		(Unaudited)
	Claim Value	Low	High	Low	High
Administrative and Priority Claims:
Administrative Claims				13,695,109	13,695,109
Property taxes, interest and estimated penalties owed				500,000	500,000
Estimated Priority Employee Claims				1,200,000	1,500,000
Professional Fees (Chapter 11)				262,720	262,720
Professional Fees (Chapter 7)				2,800,000	6,000,000
Trustee Fees				1,275,429	2,687,258
DIP Superpriority Balance and Fees				620,192	620,192
Total Administrative and Priority Claims				20,353,450	25,265,279

Proceeds Available for Payment of Secured & Unsecured Claims				15,267,955	56,298,290
Secured Claims:
Total Outstanding Debt at End 3Q12	346,406,542	4%	16%	14,673,319	54,105,658
Total Pre-Petition Unpaid Interest	10,101,923	4%	16%	427,904	1,577,832
Total Post-Petition PIKed Interest	3,936,204	4%	16%	166,732	614,800
Total Secured Claims	360,444,669	4%	16%	15,267,955	56,298,290

Proceeds Available for Payment of Unsecured Claims				—	—
Unsecured Claims:
Net Pre-Petition AP	48,127,360	0%	0%	—	—
Chapter 11 Professional Success Fees	3,975,000	0%	0%	—	—
Employee Incentive (exit amount)	1,886,894	0%	0%	—	—
Lease Rejection Damage Estimate	1,600,000	0%	0%	—	—
Contract Rejection Demages Estimate	150,000,000	0%	0%	—	—
Contingent Claims	4,808,372	0%	0%	—	—
Non Priority Employment Claims	4,000,000	0%	0%	—	—
Total Unsecured Claims	214,397,626	0%	0%	—	—

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EXHIBIT F

ORGANIZATION CHART